Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 11, 2023,

AMONG

NOVARTIS AG,

CHERRY MERGER SUB INC.

AND

CHINOOK THERAPEUTICS, INC.

i

ii

Exhibits

EXHIBIT A	Form of Contingent Value Rights Agreement

EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2023 (this “Agreement” and, such date, the “Agreement Date”), by and among Novartis AG, a company organized under the laws of Switzerland (“Parent”), Cherry Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Chinook Therapeutics, Inc., a Delaware corporation (the “Company”). Unless expressly stated otherwise, Parent, Merger Sub and the Company are referred to in this Agreement individually as a “party” and collectively as the “parties”.

WHEREAS, the parties intend that at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) with the Company surviving the Merger and becoming an indirect wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Contingent Value Rights Agreement to be entered into between Parent and Rights Agent , in the form attached hereto as Exhibit A with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of CVRs in the Transactions (the “CVR Agreement”) and the transactions contemplated hereby or thereby, including the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, in each case on the terms and subject to the conditions set forth in this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, and (iv) recommended that the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) adopt this Agreement and directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for adoption;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Transactions and recommended that the sole stockholder of Merger Sub adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement is not required to contain a “standstill” or similar obligation and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 6.02 or otherwise prohibit the Company from complying with the provisions of Section 6.02.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, qualifications, and consents issued, granted, given or otherwise made available by or under the authority of Governmental Entities (or Regulatory Authorities) pursuant to any Law, necessary to commercialize a pharmaceutical product.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, N.Y. or Basel, Switzerland.

“Clinical Study Authorization” or “CSA” means a clinical study authorization, including any investigational new drug application submitted to the FDA or any comparable application or filing submitted to a Regulatory Authority outside of the U.S., with respect to the initiation of a clinical study of any Product Candidate, and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Code” means Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any entity, trade or business (whether or not incorporated) that, together with the Company or any Company Subsidiary, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” with the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each compensation, employment, consulting, bonus, pension, profit sharing, retirement, supplemental retirement, deferred compensation, incentive compensation, equity or equity-based compensation, equity purchase, vacation, leave, severance, termination protection, supplemental unemployment, change in control, transaction bonus, retention, disability, life insurance, death benefit, hospitalization, health, medical, dental, vision, prescription, fringe benefit, relocation, reimbursement, expatriate, perquisites, tax gross-up or other employee benefits plan, policy, program, agreement, arrangement or understanding, whether or not written, in each case, (i) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, or entered into, by the Company or any Company Subsidiary or (ii) with respect to which the Company or any Company Subsidiary has or may have any direct or indirect liability (including, without limitation, as a result of a Commonly Controlled Entity), other than any plan mandated by applicable Law in non-U.S. jurisdictions and maintained by a Governmental Entity.

“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or Affiliates.

“Company Equity Award” means each Company Stock Option, Company RSU and Company PSU.

“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” means all Intellectual Property in which any of the Company or any of the Company Subsidiaries has (or purports to have) an ownership interest.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence (each, an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with any one or more other Effects (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents, materially impairs or materially delays the Company from consummating the Transactions on a timely basis and in any event on or before the Outside Date; provided that, for purposes of clause (a), except as otherwise provided for below, no Effect, to the extent resulting from or arising in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) general conditions (or changes therein) in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the public announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other business partner of the Company (including the exercise by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company (it being understood that this clause (G) shall not apply when “Company Material Adverse Effect” is used in any representation or warranty that is expressly intended to address the consequences of the announcement, pendency or performance of the Transactions or for purposes of the conditions in Section 8.02(a) as applied to any such representation or warranty so intended to address such consequences), (H) the Company’s compliance with the express covenants contained in this Agreement (excluding the requirement to operate in the Ordinary Course), (I) any action taken by the Company at Parent’s written request or with Parent’s written consent, (J) any conditions or events that occur in connection with the Company’s, any of its Subsidiaries’, or their respective competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, approval by the FDA or any other Governmental Entity (or other preclinical or clinical or regulatory developments), (K) market entry or threatened market entry of any product competitive with any of the Company’s products or Product Candidates, (L) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing relating to pricing, reimbursement or insurance coverage, of (x) any product or product candidate of any competitor or potential competitor of the Company, or (y) any Product Candidates or other product candidates of the Company or (M) any supply chain disruption affecting Product Candidates, except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clause (J), (K) or (L), to the extent that any such Effect results from (I) any action taken (or the failure to take any action) by or at the direction of the Company or any Company Subsidiary constituting fraud or material violation of applicable Law or (II) any willful and material failure on the part of the Company or any Company Subsidiary to comply with the approved clinical protocol for the development of any Product Candidate (in which case such Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company PSU” means any restricted stock unit with respect to Company Common Stock granted under a Company Stock Plan that vests based in whole or in part on the achievement of a performance condition.

“Company RSU” means any restricted stock unit with respect to Company Common Stock granted under a Company Stock Plan that is not a Company PSU.

“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan.

“Company Stock Plans” means the Aduro Biotech, Inc. 2009 Stock Incentive Plan, the Chinook Therapeutics, Inc. 2015 Equity Incentive Plan, the Chinook Therapeutics U.S., Inc. 2019 Equity Incentive Plan, the Chinook Therapeutics, Inc. 2022 Equity Inducement Plan and the other non-plan inducement awards set forth on Section 4.02(g) of the Company Disclosure Letter.

“Company Subsidiary” means each subsidiary of the Company.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to (a) any direct or indirect acquisition, transfer, disposition, license or purchase, in a single transaction or a series of related transactions, of (i) 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), or (ii) the issuance or acquisition of (A) 20% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, (B) securities and indebtedness that would, in the aggregate, represent 20% or more of the outstanding voting power of any class of the Company’s securities, or (C) any options, rights or warrants to purchase or securities convertible into or exchangeable for equity or debt interests described in the foregoing clauses (A) or (B) (the forgoing securities described in this clause (ii), “Designated Securities”), representing 20% or more of the aggregate voting power of the capital stock of the Company, (b) any tender offer, exchange offer, merger, spin-off, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company that, if consummated, would result in any Person or “group” (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the Designated Securities or of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (c) any combination of the foregoing.

“Company Warrants” means each warrant to purchase Company Common Stock set forth on Sections 4.02(h)-1 and 4.02(h)-2 of the Company Disclosure Letter.

“Confidentiality Agreement” means that certain confidentiality letter agreement, dated May 11, 2023, between the Company and Parent as amended.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries are a party or by which any of their respective properties or assets are bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19 and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention; provided that such matters are implemented in a reasonable manner and for a reasonable period of time.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any Personally Identifiable Information, in each case, solely to the extent applicable to the Company’s operations (a) Laws including, without limitation, (i) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (“HIPAA”), (ii) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States, (iii) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personally Identifiable Information, (iv) the Swiss Federal Act on Data Protection (FADP) of 19 June 1992, and (v) all U.S. state laws pertaining to the privacy and security of Personally Identifiable Information and data breach notification, (b) policies (including privacy policies) of the Company and consent to the extent the Company has obtained consent to collect Personally Identifiable Information, (c) generally accepted industry standards applicable to the industry in which the Company operates which are binding on the Company and (d) contractual requirements to which the Company is subject.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“DOJ” means the U.S. Department of Justice.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing CVR” has the meaning ascribed to CVR in the Existing CVR Agreement.

“Existing CVR Agreement” means that certain Contingent Value Rights Agreement, dated October 2, 2020, between Aduro Biotech, Inc. and Computershare Trust Company, N.A.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“Foreign Antitrust Laws” means the Antitrust Laws of jurisdictions other than the United States.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means the standards for clinical trials for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 312), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the Product Candidates after receipt of Authorization.

“Good Documentation Practices” mean the standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, 312, 210, and 211, the FDA’s relevant guidance documents including E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1) (March 2018), and all comparable standards of any other applicable Regulatory Authority.

“Good Laboratory Practices” mean the standards for conducting non-clinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11 and 58), as amended from time to time, and such standards of good laboratory practices as are required by Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the Product Candidates after receipt of Authorization, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 210, and 211), as amended from time to time, and such standards of good manufacturing practices as are required by Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the Product Candidates after receipt of Authorization, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative or enforcement agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

“Health Laws” means any health care Law, in each case, solely to the extent applicable to the Company or any Company Subsidiary including, but not limited to, (a) the FDCA and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (b) the Public Health Service Act (42 U.S.C.§§ 201 et seq.), and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (c) all federal and state fraud and abuse Laws, including the federal Antikickback Statute (42 U.S.C. § 1320a-7b(b)), the federal civil False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the regulations promulgated pursuant to such statutes, and equivalent non-U.S. statutory and regulatory provisions; (d) HIPAA; (e) the coverage and reimbursement provisions of Titles XVIII and XIX of the Social Security Act and the regulations promulgated thereunder; and (f) all applicable Laws, rules and regulation, guidance, orders, judgments, decrees and injunctions administered by the FDA and other applicable Regulatory Authorities, including those governing or relating to Good Clinical Practices, Good Documentation Practices, Good Laboratory Practices, Good Manufacturing Practices, development, approval, processing, and use of any compounds or products manufactured by or on behalf of the Company, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent non-U.S. statutory and regulatory provisions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any non-U.S. equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (d) all Internet domain names, (e) all trade secrets and information which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”), (f) all technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information and data, data collections, sui generis database rights, software code, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, in each case whether or not patentable or copyrightable, and including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, and proprietary rights with respect to the foregoing and (g) all other intellectual property rights throughout the world.

“Intervening Event” means any event, change, effect, development, condition, occurrence or circumstance occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operation of the Company and the Company Subsidiaries (taken as a whole) that (a) was not known to the Company Board as of the Agreement Date, and the material consequences of which (based on facts known to members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement but become known to the Board of Directors prior to the receipt of the Company Stockholder

Approval and (b) does not relate to or constitute a Company Takeover Proposal or inquiry related thereto; provided that in no event shall any of the following constitute, contribute to or be taken into account when determining whether there is, or would reasonably be expected to be, an Intervening Event: (i) any event, change, effect, development, condition, occurrence or circumstance resulting from the announcement (whether or not authorized by the parties, including any pre-signing reports in the press or otherwise, reporting on a potential transaction among the parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company or its employees (including any impact on the relationship of a Company contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners), (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“Knowledge” means in the case of the Company, the actual knowledge, after making reasonable inquiry, of the individuals listed on Section 1.01 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or Regulatory Authority) that has legally binding effect.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Company or any Company Subsidiary.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, that such document, item or information was (a) disclosed in a Filed Company SEC Document in unredacted form, or (b) made available for review by Parent or its Representatives in the virtual data room hosted on Venue by Donnelley Financial Solutions in connection with the Transactions (such virtual data room, the “Data Room”), but only if so posted and made available in the Data Room at least 24 hours prior to the execution of this Agreement.

“Nasdaq” means The Nasdaq Global Select Market.

“Ordinary Course” means, with respect to any Person at a point in time, an action that is in the ordinary course of business of such Person consistent with its past practices.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs or delays Parent or Merger Sub from consummating the Merger and the other Transactions on a timely basis and in any event on or before the Outside Date.

“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect, irregularity in title, easement or right-of-way that does not or would not reasonably be expected to, individually or in the aggregate, materially impair the continued use or operation of any affected real property or other assets, (c) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (d) non-exclusive licenses to Intellectual Property granted in the Ordinary Course and/or (e) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company, can be used to identify an individual person or any individually identifiable health information or information that is otherwise defined as “personal data” or “personal information” under applicable Laws.

“Pre-Funded Warrants” means the Company Warrants originally issued on (a) November 15, 2021 and (b) May 27, 2022.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, audit, inquiry or investigation in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Product Candidates” means (a) the investigational endothelin A receptor antagonist known as atrasentan, (b) the investigational humanized immunoglobulin G4 (IgG4) monoclonal antibody known as BION-1301 (zigakibart) and (c) the liver-targeted oral small molecule lactate dehydrogenase A (LDHA) inhibitor known as CHK-336.

“Real Property Lease” shall mean any Contract pursuant to which the Company or any Company Subsidiary leases or subleases Leased Real Property from another Person or otherwise occupies any Leased Real Property.

“Real Property Sublease” shall mean the Sublease dated August 25, 2020, by and between the Company (successor-in-interest-to Aduro Biotech, Inc.) and Perfect Day, Inc.

“Regulatory Authority” means any national or supranational governmental or other regulatory authority with jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, sale, commercialization or distribution of pharmaceutical product, including but not limited to the FDA, the European Medicines Agency, the United Kingdom Medicines and Healthcare Products Regulatory Agency, and the Japanese Pharmaceuticals and Medical Devices Agency, in each case, as applicable to the Company.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Rights Agent” means the transfer agent of the Company or, at the election of Parent, such other person selected by Parent and reasonably acceptable to the Company.

“SEC” means the United States Securities and Exchange Commission.

“subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests or (b) of which such Person possesses the right to elect a majority of the directors or Persons holding similar positions.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date that did not result from a breach of Section 6.02 and that the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Company Takeover Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.02(b)); provided that for purposes of the definition of “Superior Company Proposal,” the references to “20%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and any amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (b) any liability for the payment of amounts of the type described in (a) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (c) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any of the foregoing amounts.

“U.S.” means the United States of America.

“Willful Breach” means a material breach of this Agreement that is the result of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be expected to constitute or cause a material breach of this Agreement.

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification is also listed on the appropriate section of the Company Disclosure Letter, (b) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (f) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 8:00 a.m., Eastern time, on a date to be specified and agreed by Parent and the Company, which date shall be no later than the fifth Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of such conditions, or another date, time or place as is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 2.03 Effective Time. Prior to the Merger Closing, Parent, Merger Sub and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 2.04 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation and Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form attached as Exhibit B to this Agreement and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.04.

(b)    At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as the bylaws of Merger Sub read immediately prior to the Effective Time, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein or permitted by the certificate of incorporation of the Surviving Corporation or applicable Law, subject to Section 7.04, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 2.06 Directors and Officers.

(a)    The parties shall take all requisite actions so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)    The parties shall take all requisite actions so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

EFFECT ON CAPITAL STOCK; PAYMENT OF MERGER CONSIDERATION

SECTION 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that (i) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time, or (ii) is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time shall, in each case, automatically be canceled and shall cease to exist without any conversion thereof or consideration paid in exchange therefor.

(c)    Conversion of Other Company Common Stock. Except as provided in Sections 3.01(b) and 3.01(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive (i) an amount in cash, without interest, equal to $40.00 (the “Closing Amount”), and (ii) one contractual contingent value right (a “CVR”) issued pursuant to and in accordance with the CVR Agreement, which shall represent the right to receive the Milestone Payments (as such term is defined in the CVR Agreement) (the Closing Amount plus one CVR, collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02(b), less any applicable tax withholding.

(d)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholders of the Company who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who have properly demanded appraisal of such shares of Company Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (“Section 262” and such shares, the “Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 3.01(c), but instead, at the Effective Time, will be entitled to only such rights as are granted by Section 262; provided that if any such holder shall fail to perfect or otherwise fails to comply with the applicable provisions of Section 262 or shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then such Appraisal Shares shall be deemed to have been converted into, and have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration as provided in Section 3.01(c), less any applicable tax withholding and shall not thereafter be deemed to be Appraisal Shares. If the Surviving Corporation makes any payment after the Effective Time with respect to Appraisal Shares to the holders thereof pursuant to such holders’ appraisal rights under Section 262, then any portion of the Merger Consideration relating to such Appraisal Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, any withdrawals of any such demands or any other instruments served pursuant to the DGCL and received by the Company relating to the rights of appraisal of the holders of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands that is not conditioned on consummation of the Merger.

SECTION 3.02 Payment of Merger Consideration.

(a)    Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall cause to be deposited, with the Paying Agent, at or immediately after the Effective Time, cash necessary to pay the Merger Consideration in respect of the shares of Company Common Stock and Company Warrants converted into the right to receive cash pursuant to Section 3.01(c) and Section 3.04, respectively (such cash being hereinafter referred to as the “Payment Fund”). For the avoidance of doubt, Parent shall not be required to cause to be deposited any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b)    Payment Procedure. As promptly as reasonably practicable after the Effective Time (but in no event later than two Business Days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.01 (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent (or affidavit of loss in lieu of a Certificate as provided in Section 3.02(f)) for cancelation, together with such letter of transmittal, duly completed and validly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, less any applicable tax withholding, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment (including payment pursuant to the CVR Agreement) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.01, including the payments due to the former holder thereof (if any) pursuant to the CVR Agreement. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate. As set forth in the CVR Agreement, the CVRs shall not be evidenced by a certificate or other instrument.

(c)    Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be deemed to have surrendered such Book-Entry Shares and shall be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than three Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, less any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 3.02, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Book-Entry Shares have been converted pursuant to Section 3.01, including the payments due to the former holder thereof (if any) pursuant to the CVR Agreement.

(d)    Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e)    No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving

Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f)    Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in this Section 3.02, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration, including the payments due to the former holder thereof (if any) pursuant to the CVR Agreement, to be paid in respect of such shares, less any applicable tax withholding.

(g)    Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated Affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III shall thereafter look only to Parent or any successor-in-interest of Parent as a general creditor for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i)    Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.02(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders of the Company to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 3.01(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j)    Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable to any former holder of Company Common Stock, Company Stock Options, Company RSUs, Company PSUs or Company Warrants or to any other Person pursuant to this Agreement or the Merger such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock, Company Stock Options, Company RSUs, Company PSUs or Company Warrants in respect of whom such deduction or withholding was made.

SECTION 3.03 Equity Awards.

(a)    As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and, if such Company Stock Option has a per share exercise price less than the Closing Amount, the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company Stock Option, (i) an amount in cash equal to the excess, if any, of the Closing Amount over the exercise price per share of Company Common Stock underlying such Company Stock Option, without interest and less any applicable Tax withholding (the “Closing Company Stock Option Consideration”), plus (ii) one CVR issued pursuant to and in accordance with the CVR Agreement (collectively with the Closing Company Stock Option Consideration, the “Company Stock Option Consideration”). Any Company Stock Option that has a per share exercise price that equals or exceeds the Closing Amount shall be canceled for no consideration. The Company shall accrue the applicable employer-paid portion of all applicable Tax withholding, to the extent permitted by GAAP, related to the Company Stock Option Consideration in advance of the consummation of the Transactions. Parent shall cause the Surviving Corporation to pay the Closing Company Stock Option Consideration at or reasonably promptly after the Effective Time (but in no event later than the first full payroll period following the Effective Time).

(b)    As of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company RSU, (i) an amount in cash equal to the Closing Amount, without interest and less any applicable Tax withholding (the “Closing Company RSU Consideration”), plus (ii) one CVR issued pursuant to and in accordance with the CVR Agreement (collectively with the Closing Company RSU Consideration, the “Company RSU Consideration”). The Company shall accrue the applicable employer-paid portion of all applicable Tax withholding, to the extent permitted by GAAP, related to the Company RSU Consideration in advance of the consummation of the Transactions. Parent shall cause the Surviving Corporation to pay the Closing Company RSU Consideration at or reasonably promptly after the Effective Time (but in no event later than the first full payroll period following the Effective Time); provided, that no Company RSU Consideration shall be delivered to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any delivery shall be made on the earliest date possible without incurring any such penalty Tax.

(c)    As of immediately prior to the Effective Time, each Company PSU that is then outstanding but not then vested shall become immediately vested in full for the maximum number of shares of Company Common Stock thereunder. At the Effective Time, each Company PSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company PSU, as determined after taking into account the immediately preceding sentence, (i) an amount in cash equal to the Closing Amount, without interest and less any applicable Tax withholding (the “Closing Company PSU Consideration”), plus (ii) one CVR issued pursuant to and in accordance with the CVR Agreement (collectively with the Closing Company PSU Consideration, the “Company PSU Consideration”). The Company shall accrue the applicable employer-paid portion of all applicable Tax withholding, to the extent permitted by GAAP, related to the Company PSU Consideration in advance of the consummation of the Transactions. Parent shall cause the Surviving Corporation to pay the Closing Company PSU Consideration at or reasonably promptly after the Effective Time (but in no event later than the first full payroll period following the Effective Time); provided, that no Company PSU Consideration shall be delivered to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any delivery shall be made on the earliest date possible without incurring any such penalty Tax.

(d)    The Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise (including, as the case may be, amending the Company ESPP) to (i) provide that no individual who was not a participant in the Company ESPP as of the Agreement Date may enroll in the Company ESPP with respect to the offering period under the Company ESPP in effect as of the Agreement Date, if any (the “ESPP

Offering Period”) and no participant may increase the percentage amount of their payroll deduction election from that in effect on the Agreement Date for such ESPP Offering Period, (ii) ensure that no new “offering” or “purchase period” (as such terms are defined in the Company ESPP) shall be commenced under the Company ESPP following the Agreement Date, and (iii) if the applicable purchase date with respect to such ESPP Offering Period would otherwise occur on or after the Effective Time, then such ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the 10th Business Day immediately preceding the date on which the Effective Time occurs.

(e)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan or the Company ESPP) (i) shall adopt such resolutions or take such action by written consent in lieu of a meeting, (A) providing for the transactions contemplated by this Section 3.03 and (B) terminating the Company Stock Plans and the Company ESPP as of immediately prior to the Effective Time and (ii) shall take any and all other actions as are necessary (under the Company Stock Plans, the Company ESPP, applicable award agreements, applicable Law or otherwise) to effect the treatment of the Company Equity Awards pursuant to this Section 3.03 (including, without limitation, taking the actions set forth on Section 3.03(e) of the Company Disclosure Letter). The Company shall provide that, on and following the Effective Time, no holder of any Company Equity Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or any other consideration, other than as set forth in this Section 3.03.

(f)    Prior to the Effective Time and in accordance with Section 3.03(f) of the Company Disclosure Letter, the Company shall grant a cash bonus to each Person identified in Section 4.02(e) of the Company Disclosure Letter who has been promised an equity interest in the Company and remains at the time an employee of the Company (each, a “Promised Grantee”), in lieu of such promised equity interest and in exchange for (and subject to) the execution of a release of claims with respect to such promised equity interest in favor of the Company, Parent and related Persons. The aggregate amount of the cash bonuses payable to the Promised Grantees shall not exceed the amount set forth in Section 3.03(f) of the Company Disclosure Letter. As of and following the Effective Time, no Promised Grantee shall have the right to acquire any equity interest in the Company or the Surviving Corporation or have any right to receive an equity award in respect thereof.

SECTION 3.04 Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Warrant:

(a)    Pre-Funded Warrants. Each Pre-Funded Warrant that is outstanding as of immediately prior to the Effective Time will, upon the Effective Time, in accordance with Section 9(c) of such Pre-Funded Warrant, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 3.01 if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such Pre-Funded Warrant without regard to any limitations on exercise contained therein.

(b)    Other Company Warrants. To the extent the Company Warrant that is not a Pre-Funded Warrant (the “Other Company Warrant”) remains outstanding as of immediately prior to the Effective Time, (i) any portion of the Other Company Warrant that then remains unexercised shall, in accordance with Section 2.7 of the Other Company Warrant, be exercised automatically in whole (and not in part) as of immediately prior to the Effective Time (without any further action by the holder thereof) pursuant to the net exercise provisions set forth in Section 2.6 of the Other Company Warrant (as though the holder of the Other Company Warrant had elected to exercise its rights pursuant to Section 2.6 of the Other Company Warrant), and each share of Company Common Stock issuable pursuant to such automatic exercise of the Other Company Warrant (each, a “Warrant Share”) shall be issued by the Company to the holder of the Other Company Warrant and be outstanding immediately prior the Effective Time, and (ii) at the Effective Time, each Warrant Share shall (without any action on the part of Parent, Merger Sub, the Company or the holder thereof) automatically be canceled and retired and cease to exist and be converted into the right of the holder of the Warrant Shares to receive the Merger Consideration pursuant to Section 3.01(c); provided that, for the avoidance of doubt, neither the Other Company Warrant nor any Warrant Share shall entitle the holder of the Other Company Warrant to receive any consideration or payment other than the Merger Consideration payable with respect to such Warrant Shares pursuant to Section 3.01(c), and, at the Effective Time, the holder of the Other Company Warrant shall cease to have any rights with respect to the Warrant Shares or the Other Company Warrant, except the right to receive the Merger Consideration in respect of the Warrant Shares in accordance with Section 3.02(b), less any applicable tax withholding.

(c)    Certain Actions in Respect of Company Warrants.     Following the date of this Agreement and prior to the Effective Time, (a) the Company shall comply with all of its obligations under the Company Warrants and shall take all such actions as may be required to effect the treatment of the Company Warrants described in this Section 3.04, including delivering in a timely manner under the terms of each Pre-Funded Warrant the notices contemplated by Section 9(g) of each Pre-Funded Warrant, (b) the Company shall promptly notify Parent if any holder of any Company Warrant elects to exercise such Company Warrant, and (c) the Company shall not amend, supplement or modify any of the terms of any Company Warrant without the prior written consent of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC since January 1, 2021 and publicly available at least two Business Day prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (a) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any historical or current factual information shall not be excluded; provided, further, that this clause (a) shall not apply to the representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.21 (Brokers and Other Advisors) and Section 4.24 (Vote Required)), or (b) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in violation of any of the provisions of the Company Bylaws.

SECTION 4.02 Capital Structure.

(a)    The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on June 7, 2023 (the “Measurement Date”), (i) 67,039,074 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 7,856,866 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $15.68 per share, (iv) 1,704,710 shares of Company Common Stock were subject to outstanding Company RSUs, (v) 787,901 shares of Company Common Stock were subject to outstanding Company PSUs (assuming the vesting in full of the maximum number of shares of Company Common Stock thereunder), (vi) 12,542,630 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 2,155,447 were available for future grant, (vii) 1,699,314 shares of Company Common Stock were reserved for issuance under the Company ESPP, (viii) 4,643,021 shares of Company Common Stock were issuable upon exercise of the Company Warrants with a weighted average exercise price of $0.0001 per share and (ix) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, Company Equity Awards, or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or settlement of Company RSUs in accordance with their terms. No shares of Company Common Stock are held by any Company Subsidiary.

(b)    Section 4.02(b) of the Company Disclosure Letter sets forth, as of the Measurement Date, a list of each holder of a Company Equity Award (including such holder’s relationship to the Company), including the date of grant of each such Company Equity Award, the number of shares of Company Common Stock subject to each Company Equity Award (including the target-maximum number of shares of Company Common Stock subject to each Company PSU), the exercise price per share of Company Common Stock subject to a Company Stock Option, the expiration date of such Company Equity Award, the Company Stock Plan under which such Company Equity Award was granted, the vesting schedule of such Company Equity Award and the performance conditions associated with any Company Equity Award that is subject to performance-based vesting, and whether such Company Equity Award is intended to be treated as an “incentive stock option” pursuant to Section 422 of the Code. None of the Company Equity Awards constitute nonqualified deferred compensation within the meaning of Section 409A of the Code.

(c)    All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d)    As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(e)    Except as set forth in Sections 4.02(b), 4.02(e), 4.02(h)-1 and 4.02(h)-2 of the Company Disclosure Letter, as of the Agreement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(f)    As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (iii) the acquisition by the Company of shares of Company Common Stock or Company Equity Awards in connection with the forfeiture of such shares or awards.

(g)    All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, vesting schedule and expiration date applicable thereto. Each Company Stock Option has an exercise price per share that is no less than the fair market value, as of the grant date of such Company Stock Option, per share of Company Common Stock subject to such Company Stock Option, determined in a manner consistent with Section 409A of the Code.

(h)    Sections 4.02(h)-1 and 4.02(h)-2 of the Company Disclosure Letter accurately sets forth with respect to each Company Warrant that is outstanding as of the Measurement Date: (i) the name of the holder of such Company Warrant, (ii) the number of Company Common Stock issuable upon exercise of such Company Warrant, (iii) the exercise price per share of Company Common Stock purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.

(i)    All of the outstanding shares of capital stock or equivalent equity interests of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

SECTION 4.03 Subsidiaries; Equity Interests. Section 4.03 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary. Except for its interest in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the capital stock owned by the Company, there are no outstanding shares of capital stock of any Company Subsidiary or options, warrants, exchangeable securities, share-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary.

SECTION 4.04 Authority; Execution and Delivery; Enforceability.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the

Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)    The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions that (i) determined that this Agreement, the CVR Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, in each case on the terms and subject to the conditions set forth in this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, and (iv) recommended that the holders of shares of Company Common Stock adopt this Agreement and directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for adoption (collectively, the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

SECTION 4.05 No Conflicts; Consents.

(a)    The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, or result in any loss, suspension, limitation or impairment of a right of the Company or any Company Subsidiary to own or use any assets required for the conduct of its business as presently conducted, or require the Company or any Company Subsidiary or any successor thereto or acquirer thereof to make any payment to any Person or give any Person a right to receive or elect to receive a payment from the Company or any Company Subsidiary or any successor thereto or acquirer thereof, require any Consent under, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or any Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any Foreign Antitrust Laws, (iii) the filing with the SEC of (A) the letter to stockholders, notice of meeting, form of proxy and proxy statement relating to the Company Stockholders Meeting and any annexes, schedules or exhibits filed in connection therewith, in each case as amended or supplemented from time to time (collectively, the “Proxy Statement”) and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such filings as may be required under the rules and regulations of Nasdaq and (vi) such other items the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

SECTION 4.06 SEC Documents; Undisclosed Liabilities.

(a)    Since January 1, 2020, the Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents are, to the Knowledge of the Company, the subject of ongoing SEC review.

(b)    As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.

(c)    The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed or to be included (i) complied, or will comply when filed, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were, or when filed will be, prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments).

(d)    Except as reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2023, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the Ordinary Course since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or any Company Subsidiary is a party (other than to the extent arising from a breach thereof by the Company or any Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to the Agreement Date, the Company’s auditors have not identified to the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(f)    The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08 Absence of Certain Changes or Events.

(a)    Since December 31, 2022, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the date of the Company Balance Sheet to the Agreement Date, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i)    any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company;

(ii)    any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)    except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of the Company Balance Sheet, (A) any granting to any director, employee or other individual service provider of the Company or any Company Subsidiary any increase in compensation or benefits (including any increase in severance, termination protection, change in control, retention, or other similar compensation of benefits); (B) any acceleration of any rights or benefits under any Company Benefit Plan, or any acceleration of the funding of any payments or benefits under any Company Benefit Plan; (C) any entry by the Company or any Company Subsidiary into any Company Benefit Plan, other than offer letters (I) entered into in the Ordinary Course with employees below the level of senior vice-president or as disclosed in the Company SEC Documents and (II) that do not include any severance, termination protection, change in control, retention or other similar compensation or benefits; (D) any material amendment or termination of any Company Benefit Plan; or (E) any adoption, entry into, negotiation, establishment, amendment, or modification by the Company or any Company

Subsidiary of any collective bargaining agreement or other Contract with a labor union, works council or employee association representing any of its employees;

(iv)    any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(v)    any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory or assets in the Ordinary Course or (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet;

(vi)    any sale, assignment, license or transfer of any material Company Intellectual Property, except for (A) non-exclusive licenses to Intellectual Property granted in the Ordinary Course, (B) abandonment or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company, or that is at the end of the applicable statutory term, or in the ordinary course of prosecution, or (C) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(vii)    any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other similar manner, of any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), with an aggregate amount of consideration paid or transferred by the Company and in excess of $1,000,000;

(viii)    any filing of or change to a material Tax election, any change to an annual Tax accounting period or any change to a material method of Tax accounting, any filing of an amended material Tax Return, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or any settlement or compromise of a material Tax liability or refund;

(ix)    any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or any Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $1,000,000 in the aggregate by the Company, (B) did not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or any Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Intellectual Property or Product Candidates; or

(x)    any agreement on the part of the Company to do any of the foregoing.

SECTION 4.09 Taxes.

(a)    The Company and each Company Subsidiary have (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all income and other material Taxes imposed on or required to be paid by or with respect to the Company or any Company Subsidiary, whether or not shown as due on any such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to the Company or any Company Subsidiary.

(b)    (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn and (ii) no current audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary has been proposed or threatened in writing.

(c)    Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d)    Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor. Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or any similar group for state, local or non-U.S. tax purposes.

(e)    Since January 1, 2020, neither the Company nor any Company Subsidiary has received written notice of any material claim made by a Tax Authority in a jurisdiction where the Company or Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or a Company Subsidiary, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course.

(f)    Neither the Company nor any Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), which agreement will be binding on the Company or a Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(g)    Within the past three years, neither the Company nor a Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h)    Neither the Company nor any Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law).

(i)    The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

SECTION 4.10 Labor Relations.

(a)    Neither the Company nor any Company Subsidiary is or has ever been party to, or has or ever had a duty to bargain for or negotiate in connection with entering into, any collective bargaining agreement or other Contract with a labor union, works council or employee association representing any of its employees. As of the date hereof, there are no labor organizations representing or purporting to represent or that previously represented any employees of the Company or any Company Subsidiary, and there is not, nor has there been, any attempt to organize any employees of the Company or Company Subsidiary for the purpose of forming or joining a labor union, works council or employee association.

(b)    Neither the Company nor any Company Subsidiary has (i) ever experienced any material labor disputes, or any strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or (ii) engaged in any unfair labor practice, nor is there any unfair labor practice charge or complaint or other Proceeding presently pending or threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any equivalent state, provincial or local Governmental Entity.

(c)    Since January 1, 2020, no Person has applied to have the Company or any Company Subsidiary declared a common or single employer pursuant to applicable Law in any jurisdiction in which the Company or any Company Subsidiary carries on business.

(d)    Since January 1, 2020, the Company and all Company Subsidiaries have been in compliance in all material respects with applicable Laws relating to labor and employment, including those relating to wages, hours, benefits, labor, leave, harassment, retaliation, equal employment opportunity, human rights, pay equity and pay transparency, reasonable accommodations, break and meal periods, engagement of independent contractors (including the appropriate classification of the same), occupational safety and health, workers’ compensation, immigration, French language, termination of employment, and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state, provincial and local laws that are applicable to the Company or such Company Subsidiary), Laws in respect of any reduction in force, including notice, information, and consultation requirements, and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations. There is no material labor or employment-related Proceeding against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened.

(e)    All individuals who perform services for the Company or any Company Subsidiary and who have been classified as other than employees have been properly classified as such and the Company has taken commercially reasonable measures to mitigate the risk of co- or joint-employment claims. As of the date hereof, neither the Company nor any Company Subsidiary has received, nor are there any pending or threatened notices from any Person, disputing such classification.

(f)    To the Knowledge of the Company since January 1, 2020, (i) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company or any Company Subsidiary arising out of, in connection with, or otherwise relating to any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Knowledge of the Company, threatened to issue any significant citation, order, judgment, fine, penalty, charge, or decree against the Company or any Company Subsidiary with respect to any Laws governing labor or employment.

(g)    Since January 1, 2020, no formal (or to the Knowledge of the Company on the date hereof, informal) allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company (a “Misconduct Allegation”), and neither the Company nor any Company Subsidiary has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any Misconduct Allegation.

(h)    The Company has made available to Parent a complete and accurate list of each individual who is employed by the Company or a Company Subsidiary as of the Agreement Date, listed by their employee number, if any, and title, without listing their names, and including their salaries, wage rates, commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. In addition, Section 4.10(h) of the Company Disclosure Letter lists any Company Employee currently on leave of absence, together with the type of leave, their expected date of return to work, if known, and indicating whether the employee is in receipt of disability benefits or workers’ compensation benefits.

SECTION 4.11 Employee Benefits.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan.

(b)    With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) such Company Benefit Plan, including all amendments thereto (or, in either case, with respect to any unwritten Company Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company is a party with respect thereto, including all amendments, riders, schedules, and attachments thereto, (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any) and all rulings, opinion letters, information letters, or advisory opinions issues by the Internal Revenue Service, the U.S. Department of Labor or other Governmental Entity, (iv) the current prospectus and summary plan description or member booklet and all material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any), including all schedules and attachments thereto, (vi) the most recently prepared actuarial report, asset statement, financial statements and coverage and non-discrimination testing results, (vii) all material correspondence with a Governmental Entity received in the last three years with respect thereto and (viii) the draft Code Section 280G analysis as of the Agreement Date.

(c)    Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) each Company Benefit Plan has been established, administered, registered and funded in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA, the Code and the Income Tax Act (Canada), (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, (iii) there are no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or Proceedings involving any Company Benefit Plan, any fiduciary thereof or any service provider thereto and (iv) all contributions or premiums required to be collected and remitted or paid by the Company or a Company Subsidiary under the terms of each Company Benefit Plan or by Law have been collected and remitted or paid in a timely fashion. Neither the Company, any Company Subsidiary nor any of their respective directors, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4875 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any future indemnification obligation, except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d)    Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the Internal

Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the Internal Revenue Service (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(e)    Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has or may have any direct or indirect liability under or with respect to, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (whether or not subject to ERISA), (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, (iv) a “registered pension plan” within the meaning of subsection 248(1) of the Income Tax Act (Canada), (v) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada) or (vi) an “employee life and health trust” within the meaning of subsection 248(1) of the Income Tax Act (Canada). No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada).

(f)    Neither the Company nor any Company Subsidiary has or may have any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary (or any of their eligible dependents or beneficiaries), other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole premium cost of the recipient, (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.11(f) of the Company Disclosure Letter or (iii) to the minimum extent required by applicable Canadian employment standards Laws. The Company has accrued a liability in its financial statements in accordance with GAAP in respect of accrued personal, sick or vacation time of the Company’s and any Company Subsidiary’s employees pursuant to the personal, sick or vacation time policies applicable to such employees.

(g)    Neither the execution of this Agreement nor the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary to any new type of compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan, (iii) result in any violation of, or default under, any Company Benefit Plan or limit or restrict the right to merge, amend or terminate any Company Benefit Plan or (iv) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)    Neither the Company nor any Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement (or similar

“make whole” payments or indemnities) of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax) or other material gross-up or reimbursement of Taxes.

(i)    To the extent applicable, all Company Benefit Plans maintained primarily for the benefit of directors, employees and individual service providers outside of the United States (each, a “Foreign Plan”) comply with applicable Laws, and all such Foreign Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole). To the extent any Foreign Plan exists as a result of any labor union or works council negotiation, no such Foreign Plan provides for benefits in excess of what is mandated by applicable Law.

SECTION 4.12 Property. Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property. Section 4.12 of the Company Disclosure Letter sets forth the address of each Leased Real Property and the Company or Company Subsidiary which holds a leasehold interest in such Leased Real Property and a true and complete list of each Real Property Lease. Except as would not be material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary (a) have a good and valid leasehold interest in each Real Property Lease, free and clear of all Liens, except Permitted Liens, (b) have complied with, and, to the Knowledge of the Company, each other party has complied with, the terms of all Real Property Leases, and all such Real Property Leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (c) is not in breach or default under any such Real Property Leases, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Real Property Leases. Except as set forth on Section 4.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary have subleased or otherwise granted to any Person the right to use, enjoy or occupy any portion of the Leased Real Property. To the Knowledge of the Company as of the date hereof, there is no pending or threatened condemnation or similar proceeding affecting the Leased Real Property.

SECTION 4.13 Contracts.

(a)    Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies, of:

(i)    each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    each non-competition or other Contract to which the Company or any Company Subsidiary is a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party development rights or marketing or distribution rights with respect to any Product Candidate, (D) requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Product Candidate (other than, for clarity, purchase orders providing for a specified quantity of any such goods or supplies), in favor of any third party or (E) obligates the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party, or otherwise engage in business on an exclusive basis with any third party, or grants any third party exclusive rights to develop or commercialize any Product Candidate, or (F) contains any rights of first refusal, rights of first negotiation, or similar obligations or restrictions in favor of any third party, including those which provide to any third party an exclusive or preferential right to purchase, lease, sublease, license, sublicense, use, possess or occupy any material assets (including material Company Intellectual Property) of the Company or any Company Subsidiary;

(iii)    each Contract under which the Company or any Company Subsidiary receives a material license or covenant not to sue under any Intellectual Property from any third party, except for the following Contracts: (1) off-the-shelf, commercially available or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service) for which the total amount paid by Company and Company Subsidiaries, in the aggregate, is less than $1,000,000 and under which there are no transfers of ownership or licenses of Company Intellectual Property to any third party; (2) open source software licenses; (3) materials transfer agreements, clinical study agreements, non-disclosure agreements, sponsored research agreements, and other similar arrangements, in each case entered into in the Ordinary Course, and in each case that do not (A) transfer ownership of Intellectual Property from the Company or any Company Subsidiary to any third party, (B) grant any exclusive license under any Company Intellectual Property to any third party, (C) grant to any third party a license to use material Company Intellectual Property for the supply, manufacturing, or commercialization of products or (D) grant to any third party a license to use material Company Intellectual Property for the research or development of products (other than, in the case of this clause (D), a non-exclusive license to use Company Intellectual Property for such research or development performed on behalf of, or for the benefit of, the Company or any Company Subsidiary); (4) Contracts granting to the Company a license, ownership or other rights in or to rights (including rights in trademarks, feedback or other Intellectual Property) that are only incidental to the primary purpose of such Contracts and are not material to the business of the Company or any Company Subsidiary and under which there are no transfers of ownership or licenses of Company Intellectual Property to any third party; (5) Contracts for the provision of goods or services to Company or a Company Subsidiary that grant vendors or service providers of the Company or any Company Subsidiary only a non-exclusive license to rights in connection with, and solely for the purposes of, such vendor’s or service provider’s provision of goods or services to the Company or any Company Subsidiary; and (6) employment agreements, invention assignment agreements, advisor agreements, consulting agreements, and other similar agreements entered into in the Ordinary Course that contain transfers of ownership and licenses of Intellectual Property only to the Company or any Company Subsidiary, or if containing licenses of Intellectual Property to the counterparty, contain only nonexclusive licenses to the counterparty for the sole purpose of authorizing performance of such counterparty’s services for the Company or Company Subsidiary (collectively, clauses (1) to (6) “Standard IP Contracts”) (for purposes of this Agreement a covenant not to sue or other immunity under a Contract with respect to Intellectual Property constitutes a license);

(iv)    each Contract under which the Company or any Company Subsidiary grants a material license or covenant not to sue under any material Company Intellectual Property to any third party, except for Standard IP Contracts;

(v)    each Contract to which the Company or any Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or any Company Subsidiary for research and development activities involving the creation of material Intellectual Property, except for clinical study agreements, materials transfer agreements and non-disclosure agreements entered into in the Ordinary Course in each case that do not (1) transfer ownership of Intellectual Property from the Company or any Company Subsidiary to any third party, (2) grant any exclusive license under any Company Intellectual Property to any third party, (3) grant to any third party a license to use material Company Intellectual Property for the supply, manufacturing, or commercialization of products or (4) grant to any third party a license to use material Company Intellectual Property for the research or development of products (other than, in the case of this clause (4), a non-exclusive license to use Company Intellectual Property for such research or development performed on behalf of, or for the benefit of, the Company or any Company Subsidiary);

(vi)    other than any Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company, each Contract to which the Company or any Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $1,000,000;

(vii)    each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty;

(viii)    each Contract to which the Company or any Company Subsidiary is a party involving in excess of $1,000,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or any Company Subsidiary, in each case, excluding any Contract required to be listed in Sections 4.13(a)(iii), 4.13(a)(iv) or 4.13(a)(ix) of the Company Disclosure Letter;

(ix)    each Contract to which the Company or any Company Subsidiary is a party pursuant to which the Company or such Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case, that would reasonably be expected to result in aggregate payments in excess of $1,000,000 after the Agreement Date;

(x)    each Contract to which the Company or any Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any expenditure, including a capital commitment, loan or capital expenditure, in an aggregate amount in excess of $5,000,000 after the Agreement Date;

(xi)    each Contract to which the Company or any Company Subsidiary is a party, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or such Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, in each case, excluding any Contracts required to be listed in Section 4.13(a)(ix) of the Company Disclosure Letter and Contracts solely among the Company and/or Company Subsidiaries;

(xii)    each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Stock Options, Company RSUs, participation in the ESPP or Company Warrants);

(xiii)    each Real Property Lease;

(xiv)    the Real Property Sublease;

(xv)    each Contract with any sole-source suppliers of material products or services necessary for the manufacture of Product Candidates;

(xvi)    each Contract that is a manufacturing agreement for the clinical or commercial manufacturing and supply of any Product Candidate, in each case, that is material to a Product Candidate;

(xvii)    each Contract that is (A) a collective bargaining agreement or (B) with any labor organization;

(xviii)    each Contract with any third party requiring the Company or any of its Subsidiaries (or following Closing Parent or any of its Affiliates) to use commercially reasonable (or similar) efforts related to research, development, regulatory approval, commercialization, sales, or marketing of any Product Candidate or any other product candidate, in consideration of, or in order for the Company or any of its Subsidiaries to maintain, a material license under the Intellectual Property of such third party; and

(xix)    each Contract that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (xix) is referred to in this Agreement as a “Material Contract.”

(b)    Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, there is no material default under any Material Contract by the Company or the applicable Company Subsidiary or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.

SECTION 4.14 Litigation. There is no Proceeding pending or, to the Knowledge of the Company threatened against the Company or any Company Subsidiary, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.15 Compliance with Laws.

(a)    Each of the Company and the Company Subsidiaries, and since January 1, 2020 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has, and since January 1, 2020 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, any other Persons acting on behalf of the Company or any Company Subsidiary, has, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses or renumerations relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments or renumerations to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2020 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written communication that alleges any of the foregoing, and is not, nor has been, to the Knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

SECTION 4.16 Regulatory Matters.

(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies of, all Authorizations from the FDA and any other applicable Regulatory Authorities held by the Company and each Company Subsidiary relating to the Product Candidates and/or necessary to conduct the Company’s business as presently conducted. The Company and the Company Subsidiaries have filed, maintained or furnished, in all material respects, with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience and safety reports) and other information, including all CSAs (collectively, the “Health Care Submissions”), and all such Health Care Submissions were complete and accurate and in compliance in all material respects with applicable Health Laws when filed (or were corrected or completed in a subsequent filing). As of the Agreement Date, no material deficiencies have been asserted by any applicable Regulatory Authority to the Company with respect to any Health Care Submission. The Company has a complete documentary record of submissions, correspondence, contacts, and consultations with the applicable Regulatory Authorities except as has not been, and would not reasonably be expected to be, individually or in the aggregate, result in a Company Material Adverse Effect.

(b)    Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 16, 2019, the Company and the Company Subsidiaries are, and since December 16, 2019 have been, in compliance with all applicable Health Laws. Neither the Company, nor any Company Subsidiary has received any written notices or other correspondence from any Governmental Entity, Regulatory Authority, or any institutional review board or ethics committee alleging any violation of any Health Law or otherwise indicating an investigation into a potential violation of any Health Law.

(c)    The Product Candidates are being, and, since December 16, 2019, have been, developed, studied, tested, manufactured, labeled, distributed and stored in compliance in all material respects with all applicable Health Laws, and all pre-clinical studies and clinical trials conducted or being conducted with respect to the Product Candidates by or at the direction of the Company have been, since December 16, 2019, and are being conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all applicable Health Laws, all applicable requirements of Good Laboratory Practices, Good Documentation Practices, and Good Clinical Practices and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws, including applicable Health Laws, governing the privacy of patient medical records and other personal information and data. As of the Agreement Date, no clinical trial conducted by or, on behalf of, the Company has been terminated or suspended by any Regulatory Authority. Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company any other third party involved in the research, development, and study of any Product Candidate has received any written notifications or other communications from any applicable Regulatory Authority, institutional review board, ethics committee or safety monitoring committee raising any material issues with respect to any ongoing clinical or pre-clinical studies or trials threatening the initiation of any action to place a clinical hold order on any such studies or trials, or otherwise requiring the delay, termination, suspension or material modification of such studies or trials in each case, solely with respect to Product Candidates.

(d)    Neither the Company nor any Company Subsidiary has, nor, to the Knowledge of the Company, has any of their respective officers, employees, representatives or agents (in each case, acting in the capacity of an employee, representative or agent of the Company or any Company Subsidiary) engaged in any conduct that is not compliant in any material respect with applicable Health Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of any Product Candidate.

(e)    Since December 16, 2019, all development and manufacture of the Product Candidates, including any components thereof and any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in compliance in all material respects with the applicable specifications and requirements of Good Manufacturing Practices and Health Laws. As of the Agreement Date, neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, director employee, representative, agent, or other person acting on behalf of the Company or any Company Subsidiary has, with respect to any Product Candidate, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any Form FDA 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material change to any Product Candidate or any of the Company’s or any Company Subsidiary’s processes or procedures. Since December 16, 2019, the Company and Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated in manufacturing all Product Candidates and reasonably designed to encourage employees to report any compliance issues related thereto.

(f)    The Company and Company Subsidiaries have not (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any applicable Regulatory Authority to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any such Regulatory Authority or Governmental Entity.

(g)    None of the Company, any Company Subsidiary and, to the Knowledge of the Company, any of their respective officers, employees or agents, is or has been (i) debarred under 21 U.S.C. § 335a or any similar applicable Law; (ii) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Law, including without limitation persons identified on the HHS/OIG List of Excluded Individuals/Entities; (iii) suspended or otherwise declared ineligible for U.S. and non-U.S. federal, state, provincial or other healthcare program participation, including without limitation persons identified on the General Services Administration’s System for Award Management; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, exclusion, or suspension under (i), (ii), or (iii); (v) declared ineligible for the awards of contracts by any U.S. or non-U.S. federal, state, provincial or other agency; (vi) disqualified as a clinical investigator by the FDA or other Regulatory Authority; or (vii) convicted of any offense related to any U.S. and non-U.S. federal, state, provincial or other healthcare program.

(h)    The Company has made available to Parent all information about adverse events (as such term is defined or described in 21 C.F.R. 312.32) and all other material safety information in the possession or control of the Company as of the Agreement Date relating to any Product Candidate that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company or any of its licensors or licensees.

(i)    Neither the Company nor any Company Subsidiary are party to or have any ongoing reporting obligations pursuant to or under any order by any Regulatory Authority or Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreements) and, to the Knowledge of the Company, no such order is currently contemplated, proposed or pending. Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their officers, employees, representatives or agents (in each case, acting in the capacity of an officer, employee, representative or agent of the Company or any Company Subsidiary) are subject to any investigation by any Governmental Entity or Regulatory Authority or enforcement, regulatory or administrative proceeding relating to or arising under any other Health Law and, to the Knowledge of the Company, no such investigation or enforcement, regulatory or administrative proceeding has been threatened.

(j)    Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any third party involved in the research, development, and study of any Product Candidate has received any notices or other written correspondence from the FDA or any other Regulatory Authority that the COVID-19 pandemic has delayed or may delay the timeline for (i) providing guidance, feedback, information, or responses to any such party, (ii) holding a meeting with any such party, or (iii) making a regulatory decision or taking a regulatory action with respect to a Product Candidate in each case (i), (ii), and (iii) to the extent such delay, individually or in the aggregate, may have a material impact on the development program for any Product Candidate.

(k)    Neither the Company, nor any Company Subsidiary, nor to the Knowledge of the Company any third party involved in the research, development, and study of any Product Candidate has become aware of any effects of the COVID-19 pandemic (i) on a clinical trial or a clinical or non-clinical study of any Product Candidate or (ii) on the manufacturing of any Product Candidate or its key components or the availability of key materials for such manufacturing, in each case, that, individually or in the aggregate, may have a material impact on the development program for that Product Candidate. For the avoidance of doubt, such effects may include but are not limited to delays or pauses in study initiation, study site activation, or study subject enrollment; delayed or missed study drug dosing, study assessments, or follow-up visits; other unplanned protocol deviations; disruptions in the supply of study drug; reports of adverse events that are or may be related to symptoms of COVID-19; study subject discontinuation; and delays in or the inability to monitor study sites or perform database lock, in each case, that, individually or in the aggregate, may have a material impact on the development program for such Product Candidate.

(l)    The Company has made available to Parent complete and accurate copies of (i) each material CSA and all material correspondence relating to such CSAs or any other Health Care Submissions relating to any Product Candidate submitted to the FDA or any other Regulatory Authority by or on behalf of the Company or any Company Subsidiary, including any material supplements or amendments thereto; (ii) all clinical study reports relating to any Product Candidate; (iii) all written material correspondence to or from any Regulatory Authority, including meeting minutes and records of material contacts, in each case since December 16, 2019, relating to any Product Candidate; (iv) all documents in the possession of the Company related to inspections by any Regulatory Authority, in each case relating to any Product Candidate; (v) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by the Company relating to any Product Candidate; and (vi) all material manufacturing and analytical reports and non-clinical study reports relating to any Product Candidate. The Company has a complete documentary record of all documents described in clauses (i)-(vi) of this section, except as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole.

SECTION 4.17 Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and since January 1, 2018 has been, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2018, neither the Company nor any Company Subsidiary has been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law and (iv) since January 1, 2018, neither the Company nor any Company Subsidiary has received any written notice alleging that the Company is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law.

SECTION 4.18 Intellectual Property.

(a)    Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any and all Company Intellectual Property in the following categories: (i) Patents and pending applications for Patents, (ii) registered Trademarks and applications for registration of Trademarks, (iii) Internet domain names and (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered

Intellectual Property”) and includes for each such asset (A) the record owner of such asset as of the Agreement Date, (B) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and (C) the applicable application, registration or serial number and date. All of the material Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid, and enforceable (other than pending applications included in the Company Registered Intellectual Property). All necessary registration, maintenance, renewal and other relevant filing fees have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name or other authorities in the U.S. or non-U.S. jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect.

(b)    The Company and the Company Subsidiaries exclusively own, are validly licensed or otherwise have the right to use and otherwise exploit (in the manner Company or any of the Company Subsidiaries are actually exploiting) all Intellectual Property used or otherwise exploited in, or necessary for, the conduct of the business as presently conducted by Company and the Company Subsidiaries. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries exclusively own all Company Registered Intellectual Property. The Company and the Company Subsidiaries own (exclusively or together with a co-owner) all Company Intellectual Property other than Company Registered Intellectual Property. All material Company Intellectual Property is free and clear of all Liens (other than Permitted Liens).

(c)    The Company and the Company Subsidiaries collectively own or otherwise have sufficient rights in, and after the Merger Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property necessary to conduct the business of the Company as presently conducted, except for Intellectual Property the absence of which is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(d)    None of the Company nor any of the Company Subsidiaries has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property of any other Person. None of the Product Candidates (or the manufacture, sale, offer for sale, distribution, use, or importation thereof) or the conduct of the business of the Company and the Company Subsidiaries infringes upon, violates, misappropriates, or makes unlawful use of any Intellectual Property of any third party.

(e)    To the Knowledge of the Company, since January 1, 2020 no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any of the Company Intellectual Property and no such claims have been made against any third party by the Company.

(f)    There is no Proceeding pending, or to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any non-U.S. equivalent), and, since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice from any Person, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company or any Company Subsidiary as presently conducted or any Product Candidate (or the manufacture, sale, offer for sale, distribution, use, or importation thereof) has been, is, or would be infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, including any letter or other communication asserting infringement, misappropriation, violation or unlawful use, or threatening litigation, or offering that the Company or any Company Subsidiary obtain a license to any Intellectual Property of another Person to cure any potential infringement, violation, misappropriation, or unlawful use, (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property, or (iii) requesting or demanding defense of, or indemnification with respect to any Intellectual Property infringement claim. To the Knowledge of the Company, provided that such Knowledge for purposes of this sentence shall be based only on actual knowledge with no duty of inquiry, (A) no material Proceeding involving any claim of infringement or misappropriation of third party Intellectual Property is pending or threatened in writing against any third party who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Company Subsidiary with respect to such claim or Proceeding, and (B) no licensor of material Intellectual Property to the Company or any of the Company Subsidiaries has received a written notice or claim alleging any infringement, misappropriation, or other violation with respect to any of Intellectual Property licensed to the Company or Company Subsidiaries.

(g)    The Company has executed valid and enforceable written agreements with each of its past and present directors, officers, employees, consultants and independent contractors who have been or are engaged in creating or developing for or on behalf of the Company or any Company Subsidiary any material Intellectual Property purported to be owned by the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company and Company Subsidiaries in confidence, and (ii) assigned to the Company or a Company Subsidiary all of such Person’s rights, title and interest in and to all such Intellectual Property created or developed for or on behalf of the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby, except to the extent ownership of such Intellectual Property vests initially in the Company or a Company Subsidiary by operation of Law. There is no material uncured breach by the Company or, to the Knowledge of the Company, the counterparty, under any such agreement. No current or former director, officer, employee or contractor of, or consultant to, the Company or any of the Company Subsidiaries has asserted any written claim alleging that they own or have any right or interest to or in any Company Intellectual Property.

(h)    The Company and the Company Subsidiaries have taken reasonable steps to maintain the secrecy and confidentiality of, and to protect against unauthorized disclosure of, any and all Trade Secret or other confidential information that is material to the business of the Company or any of the Company Subsidiaries as presently conducted and presently planned to be conducted and, to the Knowledge of the Company, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing.

(i)    No funding, facilities or personnel of any Governmental Entity or any university, college or other academic organization has been used to create, in whole or in part, any material Intellectual Property where such funding or use of facilities or personnel results in the Governmental Entity or academic organization obtaining (i) ownership of or other rights in Intellectual Property that is, or would otherwise constitute, Company Intellectual Property, (ii) licenses, pricing rights, or access rights to material Company Intellectual Property, (iii) march-in rights or rights to share in revenue associated with material Company Intellectual Property, and (iv) rights to direct manufacturing or require U.S. manufacturing of products embodying material Company Intellectual Property.

(j)    None of the Company or any Company Subsidiaries: (i) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person, as a result of which the Company or any Company Subsidiary is or would be obligated to grant or offer a license or other right to any Company Intellectual Property, or the ownership or control by the Company or any Company Subsidiary of any Company Intellectual Property is or would be impaired; or (ii) has received a request in writing from any Person for any license or other right to any Company Intellectual Property in connection with the activities of or any participation in or with any such Person. To the Knowledge of the Company, no Company Intellectual Property is subject to any FRAND, RAND, compulsory licensing, or similar commitment that would require the grant of any license or right to any Person or otherwise limit the Company’s control of any Company Intellectual Property.

(k)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) operate and perform in all material respects as required by the Company and the Company Subsidiaries of the Company in connection with the conduct of its business as presently conducted, (ii) to the Knowledge of the Company, in the last 12 months prior to the Agreement Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, and (iii) to the Knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

(l)    Neither the Company nor any Company Subsidiary: (i) has (A) sold, assigned or otherwise transferred ownership of, (B) licensed (other than non-exclusive licenses granted to vendors and service providers in connection with research and development performed on behalf of, or for the benefit of, the Company or any Company Subsidiary), or (C) pledged, encumbered or otherwise subjected to any Lien (other than, in the case of this clause (C), any Permitted Lien) any Intellectual Property in or pertaining to the complement factor B inhibitor known as CHK-998 (“CHK-998”); or (ii) is a party to any Contract that restricts the ability of the Company or its Affiliates (including following the Effective Time, Parent and its Affiliates), to conduct any activities with respect to CHK-998 or with respect to any Intellectual Property in or pertaining to CHK-998.

SECTION 4.19 Privacy. The Company has complied in all material respects with all Data Privacy and Security Requirements. To the Knowledge of the Company, the Company has not experienced any material data security breaches or security incidents resulting in the unauthorized access, acquisition or disclosure of Personally Identifiable Information. The Company has not received or has been subject to, any complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Entity) regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information or (y) violation of any Data Privacy and Security Requirements, and to the Knowledge of the Company no such actions related to the foregoing (x) and (y) are pending. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the Transactions will not violate any Data Privacy and Security Requirement applicable to the Company, and to the Knowledge of the Company, Company shall have the right to process Personally Identifiable Information immediately following the Merger Closing Date in the same manner as the Company had immediately prior thereto. The Company has at all times taken all steps reasonably necessary, including implementing and monitoring appropriate physical, administrative, and technical safeguards and monitoring its compliance with such measures, to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure in accordance with Data Privacy and Security Requirements.

SECTION 4.20 Insurance. The Company has provided to Parent complete and accurate copies (or written summaries) of all material insurance policies of the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) neither the Company nor any Company Subsidiary is in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 4.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC and MTS Health Partners, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 4.22 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render the restrictions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to Parent and Merger Sub and this Agreement, the CVR Agreement, the Merger and each other Transaction, to the extent, if any, such provisions would otherwise be applicable to this Agreement, the CVR Agreement, the Merger or any other Transaction. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar Laws (each, a “Takeover Law”), and no analogous provision in the Company Charter or the Company Bylaws, apply or will apply to the Company with respect to this Agreement, the CVR Agreement, the Merger or any other Transaction.

SECTION 4.23 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC, as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock ((a) except as otherwise provided in Section 3.01(b) or Section 3.01(d), and (b) other than any shares of Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such written opinion shall be provided to Parent solely for informational purposes promptly following the Agreement Date.

SECTION 4.24 Vote Required(a). Except for the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement at the Company Stockholders Meeting, or any adjournment or postponement thereof (the “Company Stockholder Approval”), no other vote or approval of the holders of Company Common Stock or any other equity interests of the Company is necessary to adopt this Agreement and no other corporate Proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger or the other Transactions (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).

SECTION 4.25 Affiliate Transactions. Except as set forth in Section 4.25 of the Company Disclosure Letter, no present or former officer or director of the Company or any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the Agreement Date other than (a) compensation of directors and executive officers of the Company in the Ordinary Course and (b) equity interests granted to directors and executive officers of the Company.

SECTION 4.26 Critical Technologies. The Company does not (a) produce, design, test, manufacture, fabricate or develop one or more critical technologies, as defined at 31 C.F.R. § 800.215, (b) perform the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, as defined at 31 C.F.R. § 800.212, or (c) maintain or collect, directly or indirectly, U.S. citizens’ sensitive personal data, as defined at 31 C.F.R. § 800.241.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a)    Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement (and in the case of Parent, the CVR Agreement) and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement (and in the case of Parent, the CVR Agreement) and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement or the CVR Agreement, nor the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception). Upon Parent’s execution and delivery of the CVR Agreement, and assuming due authorization, execution and delivery by Rights Agent of the CVR Agreement, the CVR Agreement shall constitute a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 5.04 No Conflicts; Consents.

(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement (and in the case of Parent, the CVR Agreement) do not, and the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of Foreign Antitrust Laws, (iii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (v) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of Company Common Stock. None of Parent, Merger Sub and any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL). As of the Agreement Date, Parent, Merger Sub and its Affiliates collectively own no shares of Company Common Stock directly (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent has invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof). Merger Sub does not own any shares of Company Common Stock.

SECTION 5.09 Available Funds. As of the Merger Closing, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 3.03 and to perform their respective obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall conduct (and cause each Company Subsidiary to conduct) its business in the Ordinary Course, and use commercially reasonable efforts to (w) preserve intact its material assets, properties, Contracts and Authorizations, (x) preserve intact its present business organization, (y) keep available the services of its and the Company Subsidiaries’ present employees (other than any terminations for cause or voluntary resignations) and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with the Company and the Company Subsidiaries. In addition, except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options outstanding as of the Agreement Date, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding as of the Agreement Date and (C) the acquisition by the Company of shares of Company Common Stock or Company Equity Awards in connection with the forfeiture of such shares or awards, in each case, in accordance with their terms as of the Agreement Date;

(b)    issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt, or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock or any Company Subsidiary, other than issuances of Company Common Stock upon the exercise of Company Stock Options outstanding as of the Agreement Date, the settlement of Company RSUs or Company PSUs outstanding as of the Agreement Date or upon the exercise of Company Warrants, in each case, in accordance with their terms as of the Agreement Date;

(c)    amend its certificate of incorporation, the bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(d)    form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the Ordinary Course, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), if the aggregate amount of consideration paid or transferred by the Company or any Company Subsidiary would exceed $250,000;

(e)    except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date that have been made available to Parent, (i) adopt, enter into, negotiate, establish, terminate, amend or modify any collective bargaining agreement or Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date), except as otherwise permitted under the terms of this Section 6.01(e), (ii) grant to any director, employee or other individual service provider of the Company or any Company Subsidiary any increase in compensation or benefits (including any increase in severance, termination protection, change in control, retention, or other similar compensation or benefits), (iii) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Company Equity Awards or any other equity or equity-based compensation, (iv) enter into any change in control, severance or termination agreement with any director, employee or individual service provider of the Company or any Company Subsidiary, (v) take any action to accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan or (vi) hire, promote or terminate (other than for cause) the employment or service of any employee or other individual service provider of the Company or any Company Subsidiary, other than in the Ordinary Course for employees or service providers who are below the level of Vice President or whose annual base compensation is less than $200,000 per year; provided that this Section 6.01(e) shall not restrict the Company from entering into an offer letter in the Ordinary Course with an employee that is newly hired as permitted in accordance with the foregoing clause (vi) (which offer letters shall be at-will in the case of employees in the United States) or providing to such newly hired employee with compensation and benefits consistent with its past practice for similarly situated employees, other than any severance, termination protection, change in control, retention, Company Equity Awards, other equity or equity-based compensation or other similar compensation or benefits;

(f)    make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(g)    sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and obsolete properties or assets in the Ordinary Course, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $100,000 in the aggregate;

(h)    (i) accelerate, terminate, consent to the termination of, amend, extend or modify in any material respect, grant any waiver of any material right under, or voluntarily terminate, any Real Property Lease or (ii) enter into any Contract which if entered into prior to the date hereof would have been a Real Property Lease;

(i)    acquire any real property;

(j)    (i) sell, assign or otherwise transfer ownership of, (ii) license, or (iii) pledge, encumber or otherwise subject to any Lien (other than, in the case of this clause (iii), any Permitted Lien) any Intellectual Property, except: (1) for non-exclusive licenses of Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party granted by the Company or any Company Subsidiary pursuant to Standard IP Contracts; (2) as required of the Company or a Company Subsidiary, with respect to Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party, pursuant to the terms (as such terms are in effect prior to the Agreement Date) of Contracts in effect prior to the Agreement Date to which the Company or any Company Subsidiaries are a party, and which have been made available to Parent, (3) for abandonment or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company, or that is at the end of the applicable statutory term, or in the ordinary course of prosecution, or (4) for transactions with respect to Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(k)    (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company, (B) any acquisition not in violation of Section 6.01(d) or (C) any person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date;

(l)    other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditures that in the aggregate are in excess of the amounts set forth in such capital expenditure budget;

(m)    pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by the Company, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the Ordinary Course in an amount not to exceed $1,000,000 per payment (assuming the payment in full of all future fixed or contingent payments), discharge, settlement, compromise or satisfaction or $2,500,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed by Section 7.08 hereof);

(n)    make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended material Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or settle or compromise any material Tax liability or refund;

(o)    amend, cancel or terminate any material insurance policy naming the Company or any Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(p)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(q)    except in the Ordinary Course or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(r)    enter into any Contract that (A) materially restricts the ability of the Company or its Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Effective Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Effective Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party development rights or marketing or distribution rights with respect to any Product Candidate, (D) requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Product Candidate (other than purchase orders), in an aggregate amount in excess of $500,000, annually, in favor of any third party or (E) obligates the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party or grants any third party exclusive rights to develop, or commercialize any Product Candidate, product, or service, or (F) contains any rights of first refusal, rights of first negotiation, or similar obligations or restrictions in favor of any third party, including those which provide to any third party an exclusive or preferential right to purchase, lease, sublease, license, sublicense, use, possess or occupy any material assets (including material Company Intellectual Property) of the Company or any Company Subsidiary;

(s)    enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its Affiliates, including, following the Merger Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area; or

(t)    (i) (A) sell, assign or otherwise transfer ownership of, (B) license, or (C) pledge, encumber or otherwise subject to any Lien (other than, in the case of this clause (C), any Permitted Lien) any Intellectual Property in or pertaining to CHK-998 or (ii) enter into any Contract that restricts the ability of the Company or its Affiliates (including following the Effective Time, Parent and its Affiliates), to conduct any activities with respect to CHK-998 or with respect to any Intellectual Property in or pertaining to CHK-998; or

(u)    authorize, commit or agree to take any of the foregoing actions.

Parent acknowledges and agrees that nothing contained in this Section 6.01 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Section 6.01 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.

SECTION 6.02 No Solicitation.

(a)    The Company shall not, and the Company shall cause its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02 and to limit its conversation or other communication exclusively to such referral), or (iii) resolve or agree to do any of the foregoing. The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to, immediately (A) cease and cause to be terminated all solicitations, discussions and negotiations regarding any inquiry, proposal, discussions or offer pending on the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a possible Company Takeover Proposal and (C) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a bona fide written Company Takeover Proposal that did not result from a breach of this Section 6.02(a) and that was first made after the Agreement Date, in the event that the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, that (x) such Company Takeover Proposal either constitutes a Superior Company Proposal or would reasonably be expected to lead to a Superior Company Proposal and (y) the failure to take any such action described in clauses (I), (II) and (III) below would be inconsistent with its fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may (I) enter into an Acceptable Confidentiality Agreement with any Person or group making such Qualifying Company Takeover Proposal, (II) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or as promptly as practicable (and in any event, within 24 hours) thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company furnished to such other Person or group of Persons to the extent access to such information is not then available to Parent and its Representatives and (III) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal. If the Company Board makes any determination described in the foregoing clauses (x) or (y) of this Section 6.02(a) or initially takes any action set forth in the foregoing clauses (I), (II) or (III) of this Section 6.02(a), the Company shall notify Parent within 24 hours thereof. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to the Company Board, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b)    Neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to fail to make, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve, recommend or declare advisable, or propose publicly to adopt, endorse, approve, recommend or declare advisable, or submit to the vote of any securityholders of the Company, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer and reaffirmation of the Company Board Recommendation, which shall be made within ten Business Days after the commencement thereof (or, if earlier, the close of business on the Business Day immediately preceding the then scheduled Company Stockholders Meeting), or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (D) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, or (E) or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or authorize, resolve or agree to take any such action (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that could reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that, in light of the Intervening Event, the failure to effect an Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a bona fide Company Takeover Proposal that did not result from a breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(f) in order to enter into a definitive agreement with respect to the Company Takeover Proposal if (and only if) (I) the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, that such Company Takeover Proposal would constitute a Superior Company Proposal and (II) after consultation with the Company’s outside legal counsel, that in light of such Company Takeover Proposal, a failure to make an Adverse Recommendation Change and/or cause the Company to enter into a definitive agreement with respect to the Company Takeover Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(f), (1) the Company Board shall have given Parent at least four Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and all of the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement(s) and which Company Notice, in respect of an Intervening Event, shall specify a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent and its Representatives during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the material terms or conditions (including the form and amount of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c)    Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9(f) or Rule 14e-2(a) promulgated under the Exchange Act, in each case after commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), including making any customary “stop-look-and-listen” communication to the stockholders of the Company pending disclosure of its position thereunder, provided that such communication does not contain or reflect an Adverse Recommendation Change, or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or violate applicable Law; provided that any Adverse Recommendation Change will be subject to the terms and conditions of this Agreement (it being understood that any disclosure of information to the Company’s stockholders that factually describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d)    In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one Business Day after receipt thereof, advise Parent orally and in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including providing Parent copies thereof and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments or material negotiations in, and any material change in the status of, any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent amendments or modifications thereto).

(e)    The Company agrees that in the event any Company Subsidiary or any Representative of the Company or any Company Subsidiary takes any action that, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02; provided that in the case of a Representative who is a non-officer employee of the Company or a Company Subsidiary, such Person shall have taken such action at the direction of an officer of the Company or a member of the Company Board.

SECTION 6.03 Company Stockholders Meeting; Preparation of the Proxy Statement.

(a)    Subject to Section 6.03(b), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter and the Company Bylaws and the rules and regulations of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after the SEC confirms that it will not review or that it has no further comments on the Proxy Statement. Subject to Section 6.02, the Company shall take all lawful action reasonably necessary to solicit and obtain the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders Meeting. The Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders Meeting only (i) to the extent required by applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or (iii) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in any event, unless otherwise required by applicable Law or a court of competent jurisdiction, not beyond the earlier of (x) the date that is 30 days after the date that the Company Stockholders Meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled Company Stockholders Meeting that is adjourned, recessed or postponed in accordance with this Section 6.03) and (y) three Business Days prior to the Outside Date). Notwithstanding anything to the contrary herein (including any Adverse Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholders Meeting, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(b)    As promptly as reasonably practicable (but in any event no later than 10 Business Days) after the execution of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 6.02, the Company Board shall include the Company Board Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement mutually acceptable to Parent and the Company. The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent may reasonably request (and is reasonably available to the Company), in each case solely for the purpose of effecting the Transactions or for reasonable integration planning purposes; provided that any such access shall be afforded, and any such information shall be furnished, at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal or (iii) any Intervening Event, or (c) the Company determines in good faith after consulting with outside counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or violate applicable Law; provided that the Company will use its commercially reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law. All information exchanged pursuant to this Section 7.01 shall be provided to Parent pursuant to the terms and subject to the conditions set forth in the Confidentiality Agreement.

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.02), each of the parties shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) causing each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)    In furtherance of Section 7.02(a), Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, (i) file with the FTC and DOJ the notification and report form required under the HSR Act for the Merger or any of the other Transactions as promptly as practicable (but in no event later than 15 Business Days after the Agreement Date) and (ii) determine whether, and promptly prepare and make, any other filings or notifications or other Consents required to be made with, or obtained from, any other Governmental Entities in connection with the Transactions. Each of Parent and the Company shall (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Antitrust Law, (B) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (I) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (II) give the other party reasonable prior notice of any such meeting or conversation, (III) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (IV) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (V) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions and (D) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as practicable. The parties agree not to extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Antitrust Law by more than 30 days, or to any day subsequent to the date 30 days prior to the Outside Date, or enter into any agreement with a Governmental Entity to delay by more than 30 days, or any day subsequent to the Outside Date, or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, each party shall promptly provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding anything to the contrary, Parent shall, following consultation with the Company, determine the strategy to obtain and lead the effort to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or any Foreign Antitrust Law and obtain any clearance or approval required to be obtained from the FTC, the DOJ, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions.

(c)    In furtherance of Section 7.02(a), Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any Foreign Antitrust Law that may be required by any Governmental Entity, so as to enable the parties to close the Transactions as soon as practicable (and in any event by or before the Outside Date). Notwithstanding the foregoing provisions of this Section 7.02(c) or any other provision of this Agreement, in no event shall Parent, Merger Sub or any of its or their Subsidiaries or Affiliates be required to take any action with respect to its or their assets, interests or businesses, or the assets, interests or businesses of the Company or any of its Subsidiaries, including without limitation: (i) selling, divesting, licensing, holding separate or otherwise disposing of any assets, interests or businesses; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, Company or any of its or their Subsidiaries or Affiliates; or (iii) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity, creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub, Company or any of its or their Subsidiaries or Affiliates.

(d)    In furtherance of Section 7.02(a), none of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any Governmental Entity under any Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions prior to the Outside Date.

(e)    In furtherance of Section 7.02(a) and subject to the terms and conditions set forth in this Agreement, the Company and the Company Board shall (i) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

SECTION 7.03 Employee Matters.

(a)    For a period of one year following the Effective Time or until the Company Employee’s earlier termination of employment, Parent shall provide, or shall cause the Surviving Corporation or an Affiliate, to provide to each Company Employee (i) an annual base salary or wage rate and target annual cash incentive opportunity that, in each case, is no less favorable than those provided to such Company Employee by the Company or applicable Company Subsidiary, as applicable, as of immediately prior to the Effective Time, (ii) retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Company Employee by the Company or applicable Company Subsidiary, as applicable, as of immediately prior to the Effective Time or, at Parent’s election if greater, the employee benefits provided to similarly situated new hires of Parent or its Affiliates, provided that, notwithstanding the foregoing, in no event shall the foregoing clauses (i) and (ii) take into account any change in control, transaction, retention, equity or equity-based compensation, severance, termination protection, defined benefit pension, deferred compensation, retiree health or welfare, or other similar compensation or benefits, and (iii) in the event the Company Employee is not party to an individual agreement that provides severance and experiences a termination of employment under the circumstances set forth in Section 7.03(a) of the Company Disclosure Letter, severance benefits no less favorable than those set forth in Section 7.03(a) of the Company Disclosure Letter, subject to the Company Employee’s execution and, if applicable, non-revocation of a general release of claims in favor of the Company, Parent and related Persons.

(b)    Following the Effective Time, with respect to each retirement and health and welfare plan of Parent, the Surviving Corporation or their respective Affiliates in which a Company Employee is or becomes eligible to participate (the “Surviving Corporation Plans”), each Company Employee shall be immediately eligible to participate, without any waiting time, in such Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participates immediately prior to the Effective Time. This Section 7.03 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan following the Effective Time.

(c)    Without limiting the generality of Section 7.03(a), as of the Effective Time, Parent shall or shall cause the Surviving Corporation to assume the Company Benefit Plans in accordance with their respective terms as in effect as of immediately prior to the Effective Time; provided that this Section 7.03(c) shall not limit the ability of Parent or the Surviving Corporation, as applicable, to amend, modify or terminate any such Company Benefit Plan in accordance with its terms as in effect as of immediately prior to the Effective Time.

(d)    With respect to Surviving Corporation Plans, for purposes of determining eligibility to participate, level of benefits for severance, vesting, and accrual of vacation or paid time off, Parent shall use commercially reasonable efforts to ensure that each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) shall be treated as service with Parent or any of its subsidiaries, to the same extent such service was recognized prior to the Effective Time under a comparable Company Benefit Plan or benefit structure; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits for the same period of services, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) any vesting of equity or equity-based incentive compensation or benefits.

(e)    With respect to any Surviving Corporation Plans that provide group health benefits in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding Company Benefit Plan in which such employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plan in satisfying any analogous deductible or out-of-pocket maximum requirements for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time; provided, in each case of clauses (i)-(iii), solely to the extent permitted under the terms and conditions of applicable insurance contracts as of the Effective Time.

(f)    With respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, Parent shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time. To the extent payout of leave is required by Law (as determined by Parent) for any accrued leave balances, Parent shall not assume such liabilities, and Parent and the Company shall instead coordinate to ensure that any required payouts of leave occur in compliance with applicable Laws, provided that, for the avoidance of doubt, Company Employees shall not, following the Effective Time, be required to be credited with leave balances that are paid out pursuant to this sentence.

(g)    The Company and Parent (i) agree that cash incentive bonuses for the 2023 calendar year shall be treated as set forth in Section 7.03(g)(i) of the Company Disclosure Letter, and (ii) shall cooperate and work together in good faith, and following consultation with Parent, the Company shall use best efforts to take, or cause to be taken, all actions necessary or advisable, to comply with the obligations set forth in Section 7.03(g)(ii) of the Company Disclosure Letter.

(h)    If directed by Parent in writing at least five Business Days prior to the Merger Closing Date, the Company shall terminate (or terminate participation in) any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective not later than the Business Day immediately preceding the Merger Closing Date. In the event that Parent elects such termination or (termination of participation), the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (or participation in such Company 401(k) Plan has been terminated) pursuant to resolutions of the Company Board (the form and substance of which shall be subject to the prior review and reasonable approval by Parent).

(i)    The provisions of this Section 7.03 are solely for the benefit of the parties hereto, and no provision of this Section 7.03 shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, any Surviving Corporation Plan or other employee program or any plan or arrangement of Parent or any of its Affiliates, (ii) be construed to modify, amend or establish any benefit plan, program or arrangement or (iii) in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company or any Company Subsidiary any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company or any Company Subsidiary at any time for any reason whatsoever, with or without cause.

SECTION 7.04 Indemnification.

(a)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company (in each case, as in effect as of the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 7.04(a) of the Company Disclosure Letter and of which the Company has made available to Parent true, correct and complete copies) (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)    From the Effective Time and ending six years thereafter, Parent shall (and shall cause the Surviving Corporation to) indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (and shall advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder), each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions.

(c)    At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Person currently covered by the Company’s or any Company Subsidiary’s directors’ and officers’ liability insurance policies and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to the insureds than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate amount expended by the Company for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies (the “Maximum Amount”); provided, further, that in no event shall the cost of any such “tail” insurance policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain a “tail” insurance policy with the greatest coverage available for a cost equal to the Maximum Amount. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause the Surviving Corporation to honor all obligations thereunder. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that, in the event the Existing D&O policies are maintained by Parent, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount and, in the event a “tail” insurance policy is obtained by Parent, neither Parent nor the Surviving Corporation shall be required to pay an aggregate amount for such “tail” insurance policy in excess of the Maximum Amount; provided, further, that if the cost of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policy from the perspective of the Indemnified Parties available for a cost equal to the Maximum Amount; provided, further, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party.

(d)    In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.04.

(e)    From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.04 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.04 are, from and after the Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)    After the Effective Time, Parent shall cause the Surviving Corporation to fully perform each of its covenants and obligations set forth in this Section 7.04.

SECTION 7.05 Fees and Expenses. Except as set forth in Section 7.01, Section 7.04, Section 7.07 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other

Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent shall pay all fees required by the HSR Act and any Foreign Antitrust Law.

SECTION 7.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any Foreign Antitrust Laws in connection with the transactions described in this Agreement or to respond to any requests for information or documents made by a Governmental Entity investigating the transactions described in this Agreement), court process or by obligations pursuant to any listing agreement with any national or non-U.S. securities exchange; provided that the restrictions set forth in this Section 7.06 shall not apply to any release, announcement or disclosure made or proposed to be made (A) by the Company with respect to any Adverse Recommendation Change made in accordance with this Agreement or any Company Takeover Proposal or as otherwise permitted by Section 6.02 or (B) by Parent in response to any Adverse Recommendation Change, any Company Takeover Proposal that becomes publicly known or any press release or public statement by the Company with respect to the foregoing; provided, further, that nothing in this Section 7.06 will restrict any announcement, press release or other public statement to the extent the content thereof was previously disclosed, issued or made in compliance with this Section 7.06. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 7.07 Transfer Taxes. Except as provided in Section 3.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be borne by Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 7.08 Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the Knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (a) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (b) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall (x) notify Parent promptly of the commencement or written threat of any such Proceedings of which it has received notice or become aware and (y) keep Parent promptly and reasonably informed regarding any such Proceedings.

SECTION 7.09 Communications and Interactions with Regulatory Authorities; Applicable Proceedings.

(a)    Subject to applicable Law and without limiting any of the parties’ respective obligations in Sections 6.01 and 7.02, during the Pre-Closing Period, the Company shall use its commercially reasonable efforts to (i) provide notice to Parent prior to any requested, proposed, or scheduled meeting with the FDA or any other Regulatory Authority relating to any Product Candidate and consider in good faith any input with respect thereto timely provided by Parent, (ii) reasonably promptly inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, any filing proposed to be made by or on behalf of the Company (including any Health Care Submission), and any material written correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company, in each case, relating to any Product Candidate, and consider incorporation of Parent’s timely-provided comments in good faith, (iii) reasonably promptly inform Parent in writing of any material communication (written or oral) with or from the FDA or any other Regulatory Authority relating to any Product Candidate, and (iv) inform Parent as soon as possible in writing of any reports or other communication of any material safety information (including adverse events of special interest and any serious adverse events as such term is defined or described at 21 C.F.R. 312.32) relating to any Product Candidate, and consider incorporation of Parent’s timely-provided comments in good faith.

(b)    Subject to applicable Law and without limiting any of the parties’ respective obligations under Section 6.01 and Section 7.02, except for activities undertaken as set forth in Section 7.09(b) of the Company Disclosure Letter, the Company shall obtain Parent’s written consent (not to be unreasonably withheld) prior to selecting, updating, changing, clearing, testing for safety and marketing purposes, initiating use of, or establishing any Trademark or potential Trademark (including any branding, logo, trade dress, tagline or get up) or any domain name proposed to be used in connection with, or as a brand for, any Product Candidate (in each case internally or externally to the Company), including (A) performing a selection, a legal clearance and/or a name safety and related market research for potential Trademarks for any Product Candidate, (B) submission of any filing for Trademark registration or response to office action or opposition with the U.S. Patent and Trademark Office or any foreign equivalent for a registered Trademark with the intent that such Trademark would be used in connection with, or as a brand for, any Product Candidate and (C) branding (including logo, trade dress, tagline or get up), naming, and/or product descriptions that are submitted as part of any review in connection with any such Trademark activities, including name related reviews, with a Governmental Entity.

(c)    Subject to applicable Law and without limiting any of the parties’ respective obligations in this Agreement, (i) the Company shall use commercially reasonable efforts to reasonably promptly inform Parent in writing of any correspondence or other written communications from any third party related to the settlement or disposition of any pending, potential or threatened Proceeding relating to the Company Intellectual Property (each, an “Applicable Proceeding”) and shall reasonably promptly provide Parent with copies of any such correspondence or other communications, (ii) the Company shall provide Parent with copies of any correspondence or other written communications by or on behalf of the Company or any of its Representatives to any third party related to the settlement or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to review and comment thereon, prior to sending such correspondence or other communication, and (iii) the Company shall notify Parent prior to engaging in any settlement or disposition of any Applicable Proceeding and shall consider in good faith Parent’s timely input with respect thereto.

(d)    Parent acknowledges and agrees that nothing contained in this Section 7.09 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law, and nothing set forth in this Section 7.09 shall require that the Company take any action that the Company determines in good faith would violate applicable Law. The Company acknowledges and agrees that nothing contained in this Section 7.09 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.

SECTION 7.10 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.11 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.12 Existing CVR Assumption. As of the Effective Time, the Surviving Corporation expressly assumes payment of amounts on all Existing CVRs and the performance of every duty and covenant of the Existing CVR Agreement on the part of the Company to be performed or observed.

SECTION 7.13 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

SECTION 7.14 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.15 CVR Agreement. At or immediately prior to the Effective Time, Parent will execute and deliver, and Parent will cause the Rights Agent to execute and deliver, the CVR Agreement. Parent shall take any actions necessary to cause the CVRs to be issued as part of the Merger Consideration, Company Stock Option Consideration, Company RSU Consideration, Company PSU Consideration and the consideration payable in respect of the Company Warrants, in each case, as provided herein. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

SECTION 7.16 Delivery of Copy of Data Room. Prior to the Merger Closing, the Company shall use commercially reasonable efforts to deliver to Parent, on one or more USB electronic storage devices, a complete and accurate electronic copy of the Data Room, which shall include all documents and other materials included in the Data Room at the time of the Merger Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled thereto) on or prior to the Merger Closing Date of the following conditions:

(a)    No Legal Restraints. No Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law, Judgment or other legal restraint (in each case, whether temporary, preliminary or permanent in nature) prohibiting the consummation of the Merger that is still in effect (any such Law or a Judgment, a “Legal Restraint”);

(b)    Required Regulatory Approval.

(i)    The waiting period under the HSR Act, and any commitment by the parties hereto not to consummate the Transactions before a certain date under a timing agreement with any Governmental Entity with the authority to enforce any Antitrust Law, shall have either expired or been earlier terminated;

(ii)    The Consents in Section 8.01(b)(ii) of the Company Disclosure Letter shall have been obtained if required as set forth in such Section; and

(c)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

SECTION 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent and Merger Sub) on or prior to the Merger Closing Date of the following conditions:

(a)    Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in the first sentence of Section 4.03 and in Section 4.08(a) shall be true and correct as of the Merger Closing Date as though made at and as of such date; (ii) set forth in Section 4.02(a), Section 4.02(d), Section 4.02(e) and Section 4.02(i) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)) except for any de minimis inaccuracies; (iii) set forth in Section 4.01, Section 4.02 (c), (f) and (h), Section 4.03 (other than the first sentence of Section 4.03), Section 4.04, Section 4.16(d), Section 4.21, Section 4.22, Section 4.23, Section 4.24 and Section 4.26 shall be true and correct in all material respects (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein), at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), and (iv) set forth in Article IV other than those specified in the foregoing clauses (i), (ii) and (iii) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

(c)    No Proceedings. There shall not be any pending Proceeding of the type set forth in Section 8.02(c) of the Company Disclosure Letter, brought by any Governmental Entity described in Section 8.02(c) of the Company Disclosure Letter, seeking to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Merger; and

(d)    Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated the Merger Closing Date and signed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in clauses (a) and (b) of this Section 8.02 have been satisfied.

SECTION 8.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) on or prior to the Merger Closing Date of the following conditions:

(a)    Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Parent Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement as of the Effective Time; and

(c)    Parent Officer’s Certificate. The Company shall have received from Parent a certificate, dated the Merger Closing Date and signed on behalf of Parent by a duly authorized officer of Parent, certifying that the conditions set forth in clauses (a) and (b) of this Section 8.03 have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval, except as otherwise expressly noted):

(a)    by mutual written consent of Parent, Merger Sub and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated on or prior to June 11, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose material breach of this Agreement has been a principal cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; provided, further that, if on the Outside Date, the conditions set forth in Section 8.01(a) (as a result of any Legal Restraint arising under any Antitrust Laws), Section 8.01(b) or Section 8.02(c) shall not have been satisfied or waived but all other conditions to closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at closing, shall be capable of being satisfied on such date), then the Outside Date shall be automatically extended to September 11, 2024; provided, further that, if on the extended Outside Date, the conditions set forth in Section 8.01(a) (as a result of any Legal Restraint arising under any Antitrust Laws), Section 8.01(b) or Section 8.02(c) shall not have been satisfied or waived but all other conditions to closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at closing, shall be capable of being satisfied on such date), then the Outside Date shall be automatically extended once more to December 11, 2024.

(ii)    if any Legal Restraint permanently restraining, enjoining, preventing or prohibiting or otherwise making illegal the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint; or

(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof) and at which a vote by the Company’s stockholders on the adoption of this Agreement was taken;

(c)    by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of a condition set forth in Section 8.02(a) or Section 8.02(b) and (ii) cannot be or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or other obligation contained in this Agreement;

(d)    by Parent at any time prior to receipt of the Company Stockholder Approval, if: (i) an Adverse Recommendation Change has occurred, (ii) after any Company Takeover Proposal that is publicly announced or that has otherwise become publicly known (other than a tender offer or exchange offer), the Company Board fails to publicly affirm the Company Board Recommendation within 10 Business Days after receipt of a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the then scheduled Company Stockholders Meeting, provided that the Company has received such request prior to the second Business Day before the then scheduled date of the Company Stockholders Meeting); provided, that Parent may only make such request twice with respect to each Company Takeover Proposal or material modification thereof or (iii) the Company Board or the Company intentionally and materially breaches its obligations under Section 6.02;

(e)    by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other obligation contained in this Agreement); or

(f)    by the Company, prior to receipt of the Company Stockholder Approval, (i) in order to enter into, concurrently with the termination of this Agreement, a definitive written agreement providing for a Superior Company Proposal in accordance with Section 6.02, (ii) if the Company Board has materially complied with its obligations under Section 6.02 in respect of such Superior Company Proposal and (iii) if the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee due under Section 9.03(a) that is payable if this Agreement is terminated pursuant to this Section 9.01(f).

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the fraud or Willful Breach by a party hereto of any representation, warranty, covenant or other provision set forth in this Agreement); provided that the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination.

SECTION 9.03 Termination Fees.

(a)    The Company shall pay to Parent a fee of $112,000,000 (the “Company Termination Fee”) if (i) the Company terminates this Agreement pursuant to Section 9.01(f), (ii) Parent terminates this Agreement pursuant to Section 9.01(d) or would have been entitled to terminate this Agreement pursuant to Section 9.01(d) prior to or at the time the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or (iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known and such Company Takeover Proposal is not publicly withdrawn, (B) (x) this Agreement is subsequently terminated by either Parent or the Company pursuant to Section 9.01(b)(i) (except in a termination giving rise to the payment of a Parent Termination Fee) or Section 9.01(b)(iii) or (y) this Agreement is subsequently terminated by Parent pursuant to Section 9.01(c), and (C) within 12 months after such termination, the Company consummates any transaction included within the definition of Company Takeover Proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal, in each case, whether or not involving the same Company Takeover Proposal or the Person or group making the Company Takeover Proposal referred to in clause (A). For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two Business Days after the earlier to occur of (x) the consummation of such transaction or (y) entry into such definitive agreement referred to in clause (a)(iii)(C) of this Section 9.03. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)    In the event the Company Termination Fee described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for fraud or any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 9.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(c)    If this Agreement is terminated (x) (i) pursuant to Section 9.01(b)(i), and at the time of such termination, (A) any condition set forth in Section 8.01(b) or Section 8.02(c) (solely as it relates to Proceedings arising under Antitrust Laws) is not satisfied, or (B) the condition set forth in Section 8.01(a) is not satisfied solely as a result of any Legal Restraint arising under any Antitrust Laws, or (ii) pursuant to Section 9.01(b)(ii) in respect of any Legal Restraint arising under Antitrust Laws, and (y) at the time of such termination, all conditions set forth in Section 8.01 and Section 8.02 (other than those specified in the foregoing clauses (x)(i)(A) and (x)(i)(B)) have been satisfied (or if any such conditions are by their nature to be satisfied at the Merger Closing, would have been capable of being satisfied or, to the extent permitted by applicable Law, waived on the date of such termination), then Parent shall pay to the Company a fee of $192,000,000 (the “Parent Termination Fee”) within two Business Days after such termination. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    In the event the Parent Termination Fee described in this Section 9.03 is paid to Company in accordance with Section 9.03(c), such Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Company and constitute the sole and exclusive remedy of the Company against Parent and Merger Sub and their current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated none of Parent, Merger Sub and their current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for fraud or any Willful Breach of this Agreement. If Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 9.03(c) and, in order to obtain such payment, the Company makes a claim that results in a judgment for the Parent Termination Fee,

Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(e)    Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a)    This Agreement may be amended by the parties hereto at any time prior to the Effective Time. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. This Agreement may not be amended or supplemented after the Effective Time.

(b)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Parent or Merger Sub, to

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: Jonathan Emery, Head Legal M&A, Novartis International AG
Email: [*]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Telephone No.: (202) 637-5600

Attention: Joseph Gilligan, Mahvesh Qureshi, Gabrielle Witt, Katherine Keeley
Email: [*]

(b)	if to the Company, to

Chinook Therapeutics, Inc.
400 Fairview Ave. N., Suite 900
Seattle, WA 98109
Telephone No.: (206) 485-7241
Attention: Eric Dobmeier, President & CEO
Kirk Schumacher, SVP & General Counsel
Email: [*]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
555 California Street
San Francisco, California 94104
Telephone No.: (415) 875-2300
Attention: Effie Toshav, Douglas N. Cogen, David K. Michaels
Email: [*]

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)    This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or

Schedules thereto) and the Confidentiality Agreements (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement, the CVR Agreement and the Confidentiality Agreements and (ii) except for Section 7.04, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.03 shall be enforceable by holders of awards under the Company Stock Plans.

(b)    Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c)    Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; notwithstanding the foregoing, Merger Sub or Parent may assign, in its sole discretion and without consent of the other parties, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a)    The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)    Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY

PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

NOVARTIS AG, as Parent

By:	/s/ Antoine Audoly
Name:	Antoine Audoly
Title:	Authorized Signatory

By:	/s/ Janet Raimondo
Name:	Janet Raimondo
Title:	Authorized Signatory

CHERRY MERGER SUB INC., as Merger Sub

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

CHINOOK THERAPEUTICS, INC.,
as the Company

By:	/s/ Eric L. Dobmeier
Name:	Eric L. Dobmeier
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

By and between

Novartis AG

and

[●]

as Rights Agent

Dated as of [●], 2023

i

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), by and between Novartis AG, a company organized under the laws of Switzerland (“Parent”) and [●], a [●], as the Rights Agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights to receive the Milestone Payments (as defined below) upon the satisfaction of the Milestones (as defined below) during the Milestone Periods (as defined below) (each such contingent value right, a “CVR”), subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated June 11, 2023 (the “Merger Agreement”), by and among Chinook Therapeutics, Inc., a Delaware corporation (the “Company”), Parent, Cherry Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as an indirect wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described; and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR with respect to Milestone 1 is $2.00 in cash, without interest, and the potential amount payable per CVR with respect to Milestone 2 is $2.00 in cash, without interest (each, a “Milestone Payment” and together, the “Milestone Payments”).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 45% of the outstanding CVRs as set forth in the CVR Register.

“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York or Basel, Switzerland.

“Change in Control” means (a) a merger or consolidation in which Parent is a constituent party and is not the surviving entity or (b) any merger or consolidation in which Parent is a constituent party and is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than 50% of the voting power of Parent immediately after such merger or consolidation.

“Equity Award Holder” means a Holder of a CVR granted with respect to a Company Equity Award.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indication(s)” means either of Indication 1 or Indication 2, or collectively, Indication 1 and Indication 2, as applicable.

“Indication 1” means the treatment of Immunoglobulin A nephropathy in patients.

“Indication 2” means the treatment of focal segmental glomerulosclerosis in patients.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth in the CVR Register.

“Milestone(s)” means either of Milestone 1 or Milestone 2, or collectively, Milestone 1 and Milestone 2, as applicable.

“Milestone 1” means Regulatory Approval for the Valued Product for Indication 1, which Regulatory Approval does not impose an Unanticipated REMS with respect to the Valued Product for such Indication.

“Milestone 2” means Regulatory Approval for the Valued Product for Indication 2.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of each Milestone (if at all), a one-time payment equal to the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice.

“Milestone Period(s)” means either of Milestone Period 1 or Milestone Period 2, or collectively, Milestone Period 1 and Milestone Period 2, as applicable.

“Milestone Period 1” means, with respect to Milestone 1, the period commencing as of the Effective Time and ending on December 31, 2025.

“Milestone Period 2” means, with respect to Milestone 2, the period commencing as of the Effective Time and ending on December 31, 2029.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Party” shall mean either of the Rights Agent or Parent, as applicable.

“Permitted Transfer” means a transfer of a CVR (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company (“DTC”) or (f) as permitted by Section 2.6.

“Regulatory Approval” means the approval by the FDA of a new drug application (including any supplemental new drug application) filed with the FDA pursuant to 21 U.S.C § 355(b) and 21 C.F.R. Part 314 (for clarity, including accelerated approval under 21 C.F.R. Part 314 Subpart H) or a biologics license application (including any supplemental biologics license application) filed with the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601 (for clarity, including accelerated approval under 21 C.F.R. Part 601 Subpart E) that is necessary for the commercial marketing and sale of the Valued Product in the United States of America for the

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applicable Indication, regardless of any (i) limitations on patient population, (ii) obligation to conduct any post-marketing study or (iii) other than with respect to Milestone 1 as set forth in the definition thereof, contraindications or limitations on use, or other conditions, restrictions or commitments placed upon such approval.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Significant Pharmaceutical Company” means a company which, together with its Affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the Valued Product as set forth in this Section 4.3(a), had annual consolidated revenues (with its Affiliates) of at least $10 billion, as reflected in such company’s audited financial statements.

“Unanticipated REMS” means a Risk Evaluation and Mitigation Strategy imposed by the FDA on a Regulatory Approval pursuant to 21 U.S.C. § 355-1 that is related to liver toxicity.

“Valued Product” means (a) the endothelin A receptor antagonist known as atrasentan and (b) any modification or derivative of the compound in clause (a), in each case, whether as the sole active ingredient or in combination with other active ingredients.

“Warrant Holder” means a Holder of a CVR granted with respect to a Company Warrant.

Section 1.2    Other Definitional Provisions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (v) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

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ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1    CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Closing and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The initial Holders shall be the (i) holders of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement, (ii) Equity Award Holders whose Company Equity Awards converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement and (iii) Warrant Holders whose Company Warrants converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement.

Section 2.2    Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect.

Section 2.3    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)    Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; the CVRs shall not be evidenced by a certificate or other instrument.

(b)    The Rights Agent shall keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than Appraisal Shares or shares of Company Common Stock owned by the Company, a Company Subsidiary, Parent, Merger Sub or any other Subsidiary of Parent), be registered in the names and addresses of the respective holders as set forth in the form Parent furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of shares of Company Common Stock converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. In the case of an Equity Award Holder or Warrant Holder, the CVRs held by such Equity Award Holder or Warrant Holder, as applicable, shall initially be registered in the name and address of such Equity Award Holder or Warrant Holder, as applicable, and in a denomination equal to the number of shares of Company Common Stock subject to the Company Equity Awards or Company Warrants, as applicable, held by such Equity Award Holder or Warrant Holder immediately prior to the Effective Time, as set forth in a schedule delivered by the Company to Parent and the Rights Agent (the “Capitalization Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)    Within five Business Days after receipt by the Rights Agent of a written request by any three Holders (or any Holder or Holders holding in the aggregate 5% of the CVRs outstanding) stating such Holder’s or Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which the requesting Holder or Holders propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Holder or Holders all information in the possession or control of the Rights Agent as to the names and addresses of all Holders or (ii) inform such requesting Holder or Holders of the approximate number of Holders and the approximate cost of mailing or otherwise transmitting to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in the foregoing clause (ii), the Rights Agent shall, upon the written request of the requesting Holders, mail or otherwise transmit to all Holders

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copies of the applicable form of proxy or other communication within five Business Days after the requesting Holder or Holders have provided to the Rights Agent the material to be mailed or otherwise transmitted and payment, or provision for the payment, of the reasonable expenses of such mailing or transmission.

(d)    Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge to the applicable Holder; provided, however, that Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration or transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4    Payment Procedures.

(a)    If a Milestone is attained at any time prior to the expiration of the respective Milestone Period applicable to such Milestone, then, as promptly as practicable (and in any event within 30 Business Days), Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (a “Milestone Achievement Notice”) certifying the date of the satisfaction of the applicable Milestone, specifying which Milestone has occurred and that each Holder is entitled to receive the Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Milestone Payment Amounts due to all Holders pursuant to Section 4.2, other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(b)(ii) hereof and in accordance with Section 3.03(a)-(c) of the Merger Agreement).

(b)    (i) In the event that Parent delivers a Milestone Achievement Notice, the Rights Agent will promptly, and in any event within 30 Business Days of receipt of such Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, (x) send each Holder at its registered address a copy of such Milestone Achievement Notice and (y) shall also pay the Milestone Payment Amounts to each of the Holders in accordance with the corresponding letter of instruction (1) by check mailed to the address of such Holder, reflected in the CVR Register as of 5:00 p.m. New York City time on the date of such Milestone Achievement Notice and (2) with respect to any such Holder that is due an amount in excess of $25,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Achievement Notice, by wire transfer of immediately available funds to the account specified on such instructions. (ii) Notwithstanding the foregoing, with respect to any Milestone Payment Amount that is payable to an Equity Award Holder, Parent shall cause a Subsidiary of Parent (or, at Parent’s election, a third party payroll provider of national reputation) to pay, as soon as reasonably practicable following the date on which the Milestone Achievement Notice has been delivered to the Rights Agent (but in no event later than

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March 15th of the calendar year following the calendar year in which the applicable Milestone was attained), through Parent’s or such Subsidiary’s (or such third party payroll provider’s) payroll system or third party payroll agent or by the Paying Agent, the Milestone Payment Amount applicable to such Equity Award Holder. If any such payment in accordance with this Section 2.4(b)(ii) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Parent shall cause to be issued a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier as soon as reasonably practicable following the delivery of the Milestone Achievement Notice (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Milestone was attained) at the address for such Equity Award Holder set forth in the CVR Register or, if such person is then employed by Parent or a Subsidiary of Parent, at the most recent address on the Parent’s or such Subsidiary’s personnel records for such Equity Award Holder.

(c)    Each of the Rights Agent, Parent and each of their respective Affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom under applicable Law. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, that the time period for payment of a Milestone Payment by the Rights Agent to such Holder set forth in Section 2.4 shall be extended by a period equal to any delay caused by such Holder in providing such forms. Any such amounts deducted or withheld and remitted to the appropriate Governmental Body in accordance with applicable Law shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid.

(d)    Any cash deposited with the Rights Agent pursuant to Section 2.4(a) (and any interest or other income earned thereon) that remains undistributed as of the six-month anniversary of the achievement of the applicable Milestone shall be delivered by the Rights Agent to Parent or its designated Affiliate, upon demand, and any Holder entitled to his, her or its Milestone Payment Amount hereunder shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for such Milestone Payment Amount (subject to applicable abandoned property, escheat and other similar Law), without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)    Neither Parent nor the Rights Agent shall be liable to any person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)    Except as otherwise required by applicable Law, the Parties hereto intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for shares of Company Common Stock pursuant to the Merger Agreement as additional consideration paid for such shares for Tax purposes.

(g)    The Parties intend, to the extent consistent with applicable Law, (i) to treat the payments from the CVRs received with respect to Company Equity Awards for all U.S. federal and applicable state and local

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income Tax purposes as compensation payments (and not to treat the issuance of the CVR to Equity Award Holders as a payment itself), (ii) that each payment from the CVRs received with respect to Company Equity Awards be treated as a separate payment for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations, and (iii) that, to the greatest extent possible, each payment from the CVRs with respect to Company Equity Awards constitute payment within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) or is otherwise paid in compliance with or under an alternative exemption from Section 409A of the Code.

Section 2.5    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)    The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)    The CVRs will not represent any equity or ownership interest in Parent, the Company, any constituent company to the Transactions or any of their respective Subsidiaries or Affiliates.

Section 2.6    Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, the definition of “Majority Holders”, Article V and Section 6.3. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

ARTICLE III

THE RIGHTS AGENT

Section 3.1    Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement.

Section 3.2    Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)    the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)    whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence, willful or intentional misconduct or willful breach on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

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(c)    the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)    the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)    the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f)    the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)    the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)    Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement;

(i)    the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach;

(j)    Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[●] per year), and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)    no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)    notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Proceeding commenced by the Rights Agent against Parent; and

(m)    no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the

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Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the Milestone Payment Amount in any circumstance except as provided in Section 2.4(c).

Section 3.3    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 30 days prior to the date so specified.

(b)    If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)    Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within 30 days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d)    The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1    List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than 30 days following the Effective Time, in such form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation), the names and addresses of the Holders (other than Equity Award Holders and Warrant Holders) and, with respect to Equity Award Holders and Warrant Holders, in such form as set forth in the Capitalization Schedule. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within 30 days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

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Section 4.2    Payment of Milestone Payment. Parent will cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(b)(i) hereof (other than Equity Award Holders, in respect of which the Milestone Payment Amount shall be paid in accordance with Section 2.4(b)(ii) hereof and the payment method specified in Section 3.03(a)-(c) of the Merger Agreement).

Section 4.3    Assignment Transactions; Change in Control.

(a)    Parent shall not, and shall cause its Affiliates (including the Surviving Corporation) not to, sell, assign, transfer or exclusively license all or substantially all of the rights, to research, develop, manufacture, commercialize and otherwise exploit the Valued Product for Indication 1 and/or Indication 2 to a third party if any Milestone Payments remain unpaid unless, as a condition to such sale, assignment, transfer or exclusive license, (i) such third party expressly and unconditionally assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, all obligations of Parent, including any payment obligations, set forth in this Agreement with respect to the Milestone with respect to such Indications, including the obligation to pay the Milestone Payment with respect to such Indication if the same has not then been paid, and the obligations of Parent pursuant to Section 4.7 with respect to such Indication, in accordance with the terms hereunder (such obligations in this Section 4.3(a)(i), the “Assumed Obligations”) and (ii) if such third party is not a Significant Pharmaceutical Company, Parent shall remain liable to the extent such third party does not perform such obligations. For clarity, (A) if such third party is a Significant Pharmaceutical Company, upon consummation of such sale, assignment, transfer or exclusive license and execution by such third party of such assumption agreement, and notice thereof to the Rights Agent and the Holders, neither Parent, nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation with respect to any Assumed Obligations, and Parent and its Affiliates (including the Surviving Corporation) shall be fully relieved from any such obligations. Parent shall provide the Rights Agent and the Holders with prompt written notice of any such sale, assignment, transfer or exclusive license and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable third party and (B) the restrictions set forth in this Section 4.3(a) shall not apply to sales of any Valued Product made by Parent or its Subsidiaries or Affiliates, any sale, assignment, transfer or exclusive license of all or substantially all of the rights to the Valued Product in any country of the world except for the United States, or ordinary course non-exclusive licensing arrangements between Parent and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Valued Product.

(b)    Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control; provided that Parent will cause the Person acquiring Parent to expressly assume in writing Parent’s obligations, duties and covenants under this Agreement to the extent not effected by operation of law. No later than 30 days following the consummation of any Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been satisfied.

Section 4.4    Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Rights Agent and the Holders to determine compliance with the terms of this Agreement.

Section 4.5    Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.6    No Conflict. Parent will not, and will cause its Subsidiaries not to, enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially adversely affect the performance of its obligations under this Agreement.

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Section 4.7    No Obligation. Notwithstanding anything in this Agreement or elsewhere to the contrary, in no event shall Parent or any of its Affiliates be required to undertake any level of efforts, or employ any level of resources, to achieve either of the Milestones prior to the end of the respective Milestone Period. Without limiting the foregoing, neither Parent nor any of its Affiliates shall take any action or fail to take any action in bad faith with the primary purpose of avoiding the achievement of either Milestone or the payment of either Milestone Payment.

ARTICLE V

AMENDMENTS

Section 5.1    Amendments without Consent of Holders.

(a)    Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(1)    to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in compliance with the terms hereof;

(2)    to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(3)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(4)    as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such amendments do not adversely affect the interests of the Holders;

(5)    to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.9;

(6)    subject to Section 4.3, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent contained herein;

(7)    to evidence the assignment of this Agreement by Parent as provided in Section 4.3; or

(8)    any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under this Agreement of any such Holder.

(b)    Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2    Amendments with Consent of Holders.

(a)    Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of the Majority Holders, whether evidenced in

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writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)    Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3    Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to enter into any such amendment that it has reasonably determined adversely affects its own rights, privileges, covenants or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4    Effect of Amendments. Upon the execution of any amendment by Parent and the Rights Agent in compliance with this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

REMEDIES OF THE RIGHTS AGENT AND THE HOLDERS

Section 6.1    Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any Judgment or Law of any Governmental Entity):

(a)    default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment after a period of 30 days after such Milestone Payment shall become due and payable; or

(b)    material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of 45 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Event of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders, following notice in writing to Parent and the Rights Agent, may, in their discretion and at their own expense, commence a Proceeding to protect the rights of the Holders, or may direct the Rights Agent to commence a Proceeding to protect the rights of the Holders, in each case, including to obtain payment for any amounts then due and payable, and upon such direction, the Rights Agent shall commence and prosecute such Proceeding as provided in Section 6.2. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

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The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such Proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, shall waive all defaults that are the subject of such Proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

Section 6.2    Collection by the Rights Agent; Payment Obligations.

(a)    Parent covenants that in case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, then upon demand of the Rights Agent, Parent will pay to the Rights Agent for the benefit of the Holders, the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at a rate of 5% plus the prime rate of Citibank, N.A. in effect from time to time); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Rights Agent and each predecessor Rights Agent, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of such Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach.

(b)    The Rights Agent may, and upon written request of the Acting Holders, shall, proceed to protect and enforce its rights and the rights of the Holders by such Proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

(c)    In case Parent shall fail forthwith to pay such amounts upon such demand, the Rights Agent may, and upon written request of the Acting Holders shall, be entitled and empowered to institute any Proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to Judgment or final decree, and may enforce any such Judgment or final decree against Parent or other obligor upon such CVRs and collect in the manner provided by Law out of the property of Parent or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

(d)    Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

(e)    All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Rights Agent hereunder, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

(f)    In any Proceedings brought by the Rights Agent (and also any Proceedings involving the interpretation of any provision of this Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders parties to any such Proceedings.

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Section 6.3    Suits By Holders. The Acting Holders will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Proceeding with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights. In the event of an insolvency proceeding of Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of Parent or by any creditor of Parent. Notwithstanding any other provision in this Agreement, the right of any Holder to receive payment of the amounts upon achievement of a Milestone shall not be impaired or adversely affected without the consent of such Holder.

Section 6.4    Delay or Omission Not Waiver of Default. No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Acting Holders in accordance with the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS AND GENERAL

Section 7.1    Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of both Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4, (b) the delivery of a written notice of termination duly executed by Parent and the Majority Holders and (c) the expiration of both Milestone Periods. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.2    Notices to the Rights Agent and Parent. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

If to Parent:

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: Jonathan Emery, Head Legal M&A, Novartis International AG
Email: [*]

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004

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Telephone No.: (202) 637-5600
Attention: Joseph Gilligan, Mahvesh Qureshi, Gabrielle Witt, Katherine Keeley
Email: [*]

If to Rights Agent:

[●]
[●]
[●]
Telephone No.: [●]
Attention: [●]
Email: [●]

With a copy to (which shall not constitute notice):

Fenwick & West LLP
555 California Street
San Francisco, California 94104
Telephone No.: (415) 875-2300
Attention: Effie Toshav, Douglas N. Cogen, David K. Michaels
Email: [*]

Section 7.3    Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.5    Specific Enforcement; Jurisdiction.

(a)    The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.5 (b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of this Agreement and without such right, none of the parties hereto would have entered into this Agreement.

(b)    Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the

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purpose of any Proceeding arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7.2 (provided that nothing in this Section 7.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 7.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 7.8    Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.9    Third-Party Beneficiaries; Action by Acting Holders. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of all Holders, and shall be enforceable by the Acting Holders, who (along with all other Holders) are intended third-party beneficiaries hereof. Parent and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. The rights of Holders and their successors and assigns pursuant to Permitted

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Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the right of the Rights Agent set forth herein or as set forth in Section 6.3, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11    Assignment. This Agreement shall not be assignable; provided, however, that (a) Parent may assign any or all of its rights, interests and obligations under this Agreement to a Person (each such Person, an “Assignee”) (i) in its sole discretion and without the consent of any other party, that is a controlled Affiliate of Parent (provided, that Parent remains jointly and severally liable), (ii) with the prior consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders or (iii) in connection with a sale, assignment, transfer or license transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in compliance with Section 3.3. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 7.11.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

NOVARTIS AG

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

This ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [●] (this “Agreement”), between Novartis AG, a company organized under the laws of Switzerland (“Assignor”) and [●], a [●] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and [●], as Rights Agent (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [●], 2023 (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of the Milestone Payments not yet paid and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.    Assignment. Effective as of [●] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payments not yet paid and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.    Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payments not yet paid and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NOVARTIS AG

By:
Name:
Title:

[ASSIGNEE]

By:
Name:

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CHINOOK THERAPEUTICS, INC.

1.    The name of the Corporation is: Chinook Therapeutics, Inc. (the “Corporation”).

2.    The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, New Castle County Wilmington, Delaware 19808. The name of its registered agent at such address is: The Corporation Service Company.

3.    The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

5.    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

6.    Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation (the “Bylaws”). Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

7.     In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

8.     The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 8.

9.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Section 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Section 9 shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Section 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.